EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SELEX SENSORS AND AIRBORNE SYSTEMS (US) INC.

LT ACQUISITION CORP.

SELEX SENSORS AND AIRBORNE SYSTEMS LIMITED

LASERTEL, INC.

AND

PRESSTEK, INC.

DATED NOVEMBER 20, 2009

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1
Section 1.1. Definitions	1
Section 1.2. Additional Defined Terms	10
Section 1.3. Construction	11
Section 1.4. Exhibits, Annexes and Disclosure Schedule	11
Section 1.5. Knowledge	12
ARTICLE II THE MERGER	12
Section 2.1. The Merger.	12
Section 2.2.Articles of Incorporation and By-laws of the Surviving Corporation	12
Section 2.3.Directors and Officers of the Surviving Corporation	13
Section 2.4. Conversion of Shares	13
Section 2.5. Options	13
Section 2.6. Delivery of Funds.	14
Section 2.7. Dissenting Shares.	15
Section 2.8. No Further Rights of Transfers	16
Section 2.9. Closing; Closing Deliverables.	16
Section 2.10. Further Assurances	18
Section 2.11. Purchase Price Adjustment.	18
Section 2.12. Tax Treatment of Payments	20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRESSTEK	20
Section 3.1.Due Organization, Good Standing and Corporate Power.	20
Section 3.2. Authorization; Noncontravention.	21
Section 3.3. Capital Stock.	21
Section 3.4. Consents and Approvals	22
Section 3.5.Financial Statements; Undisclosed Liabilities.	23
Section 3.6. Absence of Certain Changes	23
Section 3.7. Compliance with Laws	23
Section 3.8. Permits	24
Section 3.9. Litigation	24
Section 3.10. Indebtedness	24
Section 3.11. Employee Benefit Plans.	24
Section 3.12. Labor Matters.	26
Section 3.13. Tax Matters.	27
Section 3.14. Intellectual Property.	28
Section 3.15. Broker's or Finder's Fee	30
Section 3.16. Material Contracts.	30
Section 3.17. Environmental Matters; Health and Safety Matters.	31
Section 3.18. Insurance	32
Section 3.19. Real Property	32
Section 3.20. Assets	33

Section 3.21. Affiliate Transactions	33
Section 3.22. Export and Import Control Laws.	33
Section 3.23. Government Contracts Laws.	33
Section 3.24. Anti-Corruption and Anti-Bribery.	34
Section 3.25. National Security Requirements	34
Section 3.26. Acquired Business	35
Section 3.27. Exclusivity of Representations	35
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PRESSTEK	35
Section 4.1.Due Organization, Good Standing and Corporate Power	35
Section 4.2. Authorization; Non-contravention	36
Section 4.3. Consents and Approvals	36
Section 4.4. Broker's or Finder's Fee	36
Section 4.5. Litigation	37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	37
Section 5.1.Due Organization, Good Standing and Corporate Power	37
Section 5.2. Authorization; Non-contravention	37
Section 5.3. Consents and Approvals	38
Section 5.4. Broker's or Finder's Fee	38
Section 5.5. Merger Sub's Operations	38
Section 5.6. Funds	39
Section 5.7. Litigation	39
Section 5.8. Confidentiality Agreement	39
Section 5.9. Absence of Arrangements with Management	39
Section 5.10. Exclusivity of Representations	39
ARTICLE VI COVENANTS	39
Section 6.1.Access to Information Concerning Properties and Records; Major Customers.	39
Section 6.2. Confidentiality	41
Section 6.3.Conduct of the Business of the Company Pending the Closing Date	41
Section 6.4. Reasonable Best Efforts; Antitrust Matters	43
Section 6.5. Exclusivity	44
Section 6.6. National Security Requirements.	44
Section 6.7. Employee Benefits.	46
Section 6.8. Public Announcements	47
Section 6.9. Notification of Certain Matters	47
Section 6.10. Transfer Taxes	47
Section 6.11. Preservation of Records; Audit Assistance.	48
Section 6.12. Consents	48
Section 6.13. Resignation of Officers and Directors	49
Section 6.14. Lease Agreement	49

Section 6.15. Presstek's Marks	50
Section 6.16. Shareholders Approval; Consent to the Merger.	51
Section 6.17. Presstek Specific Inventory	51
Section 6.18. Return of Assets	51
ARTICLE VII CONDITIONS PRECEDENT	52
Section 7.1.Conditions to the Obligations of Parent, Merger Sub and the Company	52
Section 7.2.Conditions to the Obligations of Parent and Merger Sub	52
Section 7.3.Condition to the Obligations of Presstek and the Company	53
Section 7.4. Frustration of Closing Conditions	54
ARTICLE VIII TERMINATION AND ABANDONMENT	54
Section 8.1. Termination	54
Section 8.2. Effect of Termination	55
ARTICLE IX TAX MATTERS	56
Section 9.1. Tax Returns.	56
Section 9.2. Controversies.	56
Section 9.3. Notification	57
Section 9.4. Payment of Taxes.	57
Section 9.5. Apportionment of Taxes	58
Section 9.6. Carrybacks	58
Section 9.7. Section 338 Election	58
Section 9.8. Valuation and Allocation.	58
ARTICLE X SURVIVAL; INDEMNIFICATION	59
Section 10.1. Survival of Representations and Warranties.	59
Section 10.2. Indemnification by Presstek.	59
Section 10.3. Indemnification by Parent	61
Section 10.4. Limitation on Indemnification; Mitigation	61
Section 10.5. Losses Net of Insurance, Etc	62
Section 10.6. Indemnification Procedure.	62
Section 10.7. Third-Party Claims.	63
Section 10.8. Sole Remedy.	64
Section 10.9. Maximum Payments.	64
ARTICLE XI MISCELLANEOUS	65
Section 11.1. Fees and Expenses	65
Section 11.2. Extension; Waiver	65
Section 11.3. Notices	65
Section 11.4. Entire Agreement	68
Section 11.5. Binding Effect; Benefit; Assignment	68
Section 11.6. Amendment and Modification	68
Section 11.7. Counterparts	68

Section 11.8. Applicable Law	68
Section 11.9. Severability	69
Section 11.10. Specific Enforcement	69
Section 11.11. Waiver of Jury Trial	69
Section 11.12. Rules of Construction	70
Section 11.13. Headings.	70
Section 11.14. Time of the Essence.	70
ARTICLE XII GUARANTEES OF PARENT GUARANTOR	70
Section 12.1. Guarantee of Parent Guarantor	70
Section 12.2. Guarantee of Payment and Performance	71
Section 12.3. Due Organization, Good Standing and Corporate Power	72
Section 12.4. Authorization; Noncontravention	72
Section 12.5. Funds	72
Section 12.6. Effectiveness of Parent Guarantee	72

SECTIONS OF THE DISCLOSURE SCHEDULE, ANNEXES AND EXHIBITS

Section 1.1	Shareholders
Section 1.5(a)	Knowledge of the Company
Section 1.5(b)	Due Inquiry
Section 3.1(a)	Due Organization, Good Standing and Corporate Power
Section 3.2(b)	Noncontravention
Section 3.3(b)	Stock Plans
Section 3.3(c)	Equity-based Awards
Section 3.4	Consents and Approvals
Section 3.5	Financial Statements
Section 3.6	Absence of Changes
Section 3.7	Compliance with Laws
Section 3.8	Permits
Section 3.10	Indebtedness
Section 3.11(a)	Employee Benefit Plans
Section 3.11(g)	Section 409A
Section 3.12(b)	Labor Matters—Termination
Section 3.13	Tax Matters
Section 3.14(a)	Title
Section 3.14(c)	Company Registered Intellectual Property
Section 3.14(d)	Company Intellectual Property Agreements
Section 3.16	Material Contracts
Section 3.17	Environmental Matters
Section 3.18	Insurance Policies
Section 3.19	Real Property
Section 3.21	Affiliate Transactions
Section 3.22(c)	Export and Import Control Laws
Section 6.1(a)	Additional Due Diligence
Section 6.3	Conduct of the Business Pending the Closing Date
Section 6.17	Presstek Specific Inventory
Section 6.18	Assets of Surviving Corporation Held by Presstek
Section 7.2(f)	Terms and Conditions of Existing Credit Facility
Annex A	Additional Defined Terms
Annex B	Sample Calculation of Working Capital

Exhibit A	Form of Lease Assignment
Exhibit B	Form of Global Supply Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Emitter Array Patent License Agreement
Exhibit F	Form of Nomir License Agreement
Exhibit G	Form of Release of Claims

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated November 20, 2009, by and among SELEX Sensors and Airborne Systems (US) Inc. (“Parent”), a corporation organized under the laws of Delaware, LT Acquisition Corp. (“Merger Sub”), a corporation organized under the laws of Arizona and a wholly owned subsidiary of Parent, Lasertel, Inc. (the “Company”), a corporation organized under the laws of Arizona and the majority owned subsidiary of Presstek, Inc., a corporation organized under the laws of Delaware (“Presstek”), Presstek, and, solely for purposes of Article XII, SELEX Sensors and Airborne Systems Limited (“Parent Guarantor”), a limited company organized under the laws of England, registered in England and Wales under no. 2426132.

W I T N E S S E T H:

WHEREAS, Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent;

WHEREAS, (a) the respective boards of directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, adopted this Agreement, pursuant to which Merger Sub shall merge with and into the Company, as set forth below (the “Merger”), and (b) the respective boards of directors of Merger Sub and the Company have recommended approval of this Agreement by the respective shareholders of Merger Sub and the Company in accordance with the Arizona Revised Statutes (the “ARS”);

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock (each, a “Share” and, collectively, the “Shares”), with no par value per share, of the Company, will be converted into the right to receive the Per Share Merger Consideration, upon the terms and conditions of this Agreement;

WHEREAS, upon the consummation of the Merger, each Option, both vested and unvested, will be converted into the right to receive the Option Payments upon the terms and conditions of this Agreement; and

WHEREAS, Parent, Merger Sub, Presstek and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1.     Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Additional Diligence” means the additional environmental diligence to be carried out by the Consultant, the terms and scope of which are outlined on Section 6.1(a) of the Disclosure Schedule.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“Closure Report” means either (i) if the Remedial Actions involve reporting to, or oversight from a Governmental Entity, a closure letter or other written communication from a Governmental Entity that the Remedial Actions have been completed; or (ii) if no Governmental Entity is involved in the reporting or oversight of the Remedial Actions, or if the communication referred to in clause (i) is not available promptly, then a report prepared by (A) the Consultant or (B) an environmental contractor mutually agreed by Parent and Presstek, in either case certifying to Parent and Presstek that the required Remedial Actions have been completed and that the conditions at the Company Facilities are in compliance with Environmental Laws.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consultant” means URS Corporation, engaged by Parent to conduct the Additional Diligence and the Other Diligence.

“Company Board” shall mean the board of directors of the Company.

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“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by or purported to be owned by or exclusively licensed to the Company.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of December 23, 2008, by and between SELEX Sensors and Airborne Systems Limited and Presstek.

“Contract” shall mean any legally binding written or oral agreement, contract or instrument including all amendments thereto.

“Defense Federal Acquisition Regulation Supplement” or “DFARS” shall mean the secondary set of regulations for use by the U.S. Department of Defense in its acquisition of supplies and services with appropriated funds, including those activities in support of foreign military sales or North Atlantic Treaty Organization cooperative projects, without regard to the nature or sources of funds obligated, unless otherwise specified in the DFARS.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan or other Contract between the Company or any ERISA Affiliate and any current or former employee, consultant or director of the Company, pursuant to which the Company has any current or potential future obligations or Liabilities (excluding any contingent indemnification obligations owed to any consultant or director whose service to the Company terminated more than one (1) year prior to the date of this Agreement), whether written or unwritten.

“Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, consultant or director of the Company, or with respect to which the Company has or may have any liability or obligation, including all International Employee Plans.

“Environmental Claim” means a claim under Environmental Law, including (i) any claim by an applicable Governmental Entity for any enforcement, Remedial Action or other action or damages or fines pursuant to Environmental Law and (ii) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the alleged release of or exposure to Hazardous Materials.

“Equityholders” shall mean, collectively, the Option Holders and the Shareholders.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code, and the regulations issued

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thereunder, and for the purpose of Section 302 of ERISA and/or Section 412, 4971 or 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Existing Credit Facility” shall mean that certain Amended and Restated Credit Agreement, dated November 5, 2004, by and between Presstek and certain of its subsidiaries as borrower and guarantors, and RBS Citizens National Association, Keybank National Association and TD Bank, N.A., as lenders, as amended from time to time.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, technologies or technical data from or to the United States or another country; (ii) any release of technology, technical data or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Federal Acquisition Regulation” shall mean the primary set of regulations used by all U.S. Federal Executive agencies in their acquisition of supplies and services with appropriated funds. It became effective on April 1, 1984, and is issued within applicable laws under the joint authorities of the Administrator of the U.S. General Services Administration, the Secretary of the U.S. Department of Defense, and the Administrator for the National Aeronautics and Space Administration, under the broad policy guidelines of the Administrator, Office of Federal Procurement Policy, Office of Management and Budget.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Government Contract” shall mean (i) any Contract bid on, solicited, or entered into by or on behalf of the Company with a Governmental Entity or (ii) any Contract or subcontract bid on, solicited or entered into by or on behalf of the Company, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Governmental Entity” shall mean any court, arbitral tribunal, arbitrator, authority, bureau, board, department, official, commission, administrative agency, regulatory authority, commission or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including any stock exchange, quotation service and the National Association of Securities Dealers and antitrust authority.

“Governmental Official” shall mean any individual elected to a position in, appointed to a position with, or otherwise employed by, any transnational, domestic or foreign federal, state, or local, governmental and antitrust authority, department, court, agency or official, including any political subdivision thereof (including public universities and hospitals).

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“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) in the case of the Company, any Intercompany Indebtedness or (d) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a), (b) or (c); provided, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Independent Accounting Firm” means an office of Deloitte Touche Tohmatsu or such other accounting firm which will be jointly engaged by, and mutually agreeable to, Parent and Presstek.

“Initial Purchase Price” shall mean an amount equal to $8,000,000 plus or minus the Preliminary Adjustment.

“Intellectual Property Rights” shall mean any of the following common law and statutory rights associated with (a) patents and patent applications, (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, including intent-to-use registration applications, (c) rights in databases and software, registered and unregistered copyrights, and applications for registration thereof, (d) Internet domain names, (e) industrial design rights and registrations thereof and applications therefor, (f) trade secrets and confidential information and (g) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Intercompany Indebtedness” shall mean any Indebtedness owing from the Company to Presstek incurred in connection with the daily operations of the Company during the period of time between the date of this Agreement and the Closing Date.

“International Employee Plan” shall mean each Employee Benefit Plan that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate has any liability, for the benefit of any current or former employee, consultant or director of the Company or any ERISA Affiliate who performs services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Landlord” shall mean 2030 East, L.L.C., an Arizona limited liability company.

“Law” shall mean any constitution, statute, law, order, decree, ruling, charge, consent decree, judgment, restriction, ordinance, rule, regulation or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or any Governmental Entity.

“Lease Agreement” shall mean that certain Commercial Industrial Triple-Net Lease, dated as of July 14, 2008, by and between Landlord and Presstek, pursuant to which Presstek

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leases certain office space and manufacturing and warehouse space within the building located at 7775 North Casa Grande Highway, Marana, Arizona, and which is currently occupied by the Company.

“Liabilities” shall mean any and all debts, liabilities, expenses, claims, deficiencies, guarantees, endorsements and obligations of any type, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable (whether or not required to be reflected in financial statements in accordance with GAAP).

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Loss” or “Losses” shall mean any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs, damages or other loss, including, without limitation, reasonable attorneys’ fees and expenses of investigations and defense, but excluding punitive damages other than those paid in respect of a Third-Party Claim.

“Major Customers” shall mean the top ten (10) customers of the Company on the basis of annual revenues for the year ended January 3, 2009.

“Major Suppliers” shall mean the top ten (10) vendors of and suppliers to the Company on the basis of annual expenses for the year ended January 3, 2009.

“Material Adverse Effect” shall mean any change, event or effect having a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company; provided, however, that changes or effects relating to: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders or changes in accounting requirements or principles (including GAAP); (c) changes affecting the industry in which the Company conducts its business, and which does not affect the Company disproportionately; (d) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or other communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company, including, without limitation, losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, or others having relationships with the Company; (e) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) conduct by the Company prohibited under Section 6.3, which, if taken by the Company after the Company has fully complied with the notice requirements of Section 6.3 and Parent has not consented to the taking of such action by the Company, would have prevented or substantially mitigated any resulting material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company; (g) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (h) seasonal changes in the results of operations of the Company; shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material

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Adverse Effect” has occurred. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and not against any forward-looking statements, projections or forecasts of the Company or any other Person. A “Material Adverse Effect” of the Company shall be deemed to have occurred upon the commencement of a case or other proceeding involving the Company or Presstek, whether voluntary or involuntary, seeking liquidation, reorganization or other relief with respect to the Company or Presstek or their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect.

“Merger Consideration” shall mean an amount equal to (a) the Final Purchase Price, minus (b) the aggregate amount of the Option Payments.

“Minority Equityholder Claim” shall mean any action, suit, claim, proceeding of any nature at law or in equity, or any arbitration or other proceeding threatened, initiated, prosecuted or pursued by a Minority Equityholder.

“Minority Equityholder” shall mean any Equityholder other than Presstek.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“National Security Authorities” shall mean CFIUS, the U.S. Department of State, the Directorate of Defense Trade Controls, the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of the Treasury Office of Foreign Assets Control, U.S. Department of Defense, DSS Defense Security Service and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable National Security Laws and Regulations (as defined below).

“National Security Laws and Regulations” shall mean, as applicable, Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended by the Foreign Investment and National Security Act of 2007 and as implemented by Executive Order 11858, as amended, and 31 C.F.R. Part 800; the U.S. Arms Export Control Act; the U.S. International Traffic in Arms Regulations; the U.S. Export Administration Act; the U.S. Export Administration Regulations; all economic and trade sanctions laws and regulations under the jurisdiction of the U.S. Department of the Treasury’s Office of Foreign Assets Control, and all other federal, state, and foreign statutes, rules regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended (i) to regulate the export and import of defense- and military-related or dual-use articles, services and technology and (ii) more generally, to safeguard U.S. national security.

“Net Working Capital” means the difference (whether positive or negative) of (a) the Company’s current assets as of the Closing Date and (b) the Company’s current liabilities as of the Closing Date, in each case as determined in accordance with GAAP as set forth on Annex B (except as otherwise provided therein); provided that, for purposes of calculating Net Working Capital:

(a)       current assets will exclude (A) any cash of the Company, (B) any Tax assets of the Company and (c) Presstek Specific Inventory; and

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(b)	current liabilities will exclude any Tax liabilities of the Company.

“Noveon Project” shall mean the work to be performed by Presstek in connection with the Noveon Purchase Order and the Nomir License Agreement.

“Open Source” shall mean software or similar subject matter that is generally available under a license which, by its terms, (i) does not prohibit licensees of such software from licensing or otherwise distributing such software in source code form, (ii) does not prohibit licensees of such software from making modifications thereof and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).

“Option” shall mean each outstanding option to purchase Shares previously granted by the Company under the Stock Plans.

“Option Holder” shall mean a holder of outstanding Options as set forth on Section 3.3(c) of the Disclosure Schedule, as the same may be updated prior to the Closing to reflect the exercise of any Options after the date hereof.

“Option Payments” shall mean the aggregate of (a) all Option Closing Payments to the holders of Options pursuant to Section 2.5(b) and (b) the aggregate amount of all Final Option Payments to the former holders of Options pursuant to Section 2.11(e), if any.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Other Diligence” shall have the meaning set forth on Section 6.1(a) of the Disclosure Schedule.

“Parent Triggering Event” means the Report indicates that the Remedial Costs in accordance with Section 6.1(a) of the Disclosure Schedule will exceed $2,000,000 in the aggregate.

“Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” shall mean: (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due, including mechanics’ or materialmens’ Liens, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) Liens affecting the real property set forth on Section 3.19 of the Disclosure Schedule, which do not individually or in the aggregate interfere with the use, ownership or operation of the property in any material respect by the tenant under the Lease Agreement, (d) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting such real property as would not reasonably be expected to have a Material Adverse Effect, (e) Liens created by licenses granted in the ordinary course of business in any Company Intellectual Property and (f) any other Liens not described in clauses

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(a) through (e) above created by this Agreement or connected with the transactions contemplated hereby or by the actions of Parent or any of its Affiliates.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Personnel Security Clearance” shall mean a finding by a U.S. Government agency that a person may, up to the level granted (Confidential, Secret, or Top Secret), access information that has been classified under relevant U.S. laws and regulations.

“Presstek Specific Inventory” means all finished goods inventory of the Company that has been produced by the Company specifically for sale to Presstek or its Affiliates.

“Presstek Triggering Event” means the Report indicates in accordance with Section 6.1(a) of the Disclosure Schedule that (i) the Remedial Costs will exceed $500,000 in the aggregate or (ii) additional environmental diligence beyond the scope of the Additional Diligence is recommended by the Consultant or is required under applicable Environmental Laws.

“Presstek’s Marks” shall mean any trademarks, service marks, trade dress, trade names, logos, slogans, corporate names, and other indicia of origin, whether registered or unregistered, and all applications for the same, including intent-to-use registrations or similar reservations of marks and any derivation of the name or term “PRESSTEK” together with all of the goodwill associated therewith that belong to Presstek or its Affiliates.

“Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

“Remedial Action” shall mean any of the following required in connection with Environmental Laws: any response action, removal action, remedial action, repair, improvement, modification, replacement, corrective action, abatement action or program, monitoring program, sampling program, investigation, feasibility study, treatment, transport, disposal, characterization, health assessment, health risk assessment, safety assessment, reporting obligation, or any other cleanup activity pertaining to Hazardous Materials.

“Remedial Costs” means the costs of implementing any required Remedial Actions or of bringing the Company Facilities into compliance with Environmental Laws, in each case in accordance with the least stringent standards required under applicable Environmental Laws consistent with the continued use of the Company Facilities for the same purposes and operations as of the Effective Time and with the requirements of the Lease Agreement.

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“Report” means the report or reports prepared by the Consultant summarizing the results of the Additional Diligence.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the holders of the Shares as set forth on Section 1.1 of the Disclosure Schedule, as the same may be updated prior to the Closing to reflect the exercise of any Options after the date hereof.

“Stock Plans” shall mean any option-based compensation plan or agreement of the Company that provides for the issuance of equity of the Company to any Person.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, deed recordation, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return) all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Transaction Expenses” shall mean all costs, fees and expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby (except to the extent such costs, fees or expenses were included within the calculation of Net Working Capital), including without limitation: (i) all legal, accounting, financial advisory and consulting fees and expenses; (ii) any payments (contingent or otherwise) paid to any current or former employee of the Company, other than the Option Payments; (iii) any employment or other employer taxes or social insurance contributions in respect of Option Payments and the payments under clause (ii); (iv) any expenses incurred by the Company pursuant to Section 6.13; and (v) any out-of-pocket costs incurred by the Company pursuant to Section 6.14(d).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

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Section 1.2.     Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex A.

Section 1.3.	Construction. In this Agreement, unless the context otherwise requires:

(a)       references in this Agreement to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication;

(b)       the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent or Merger Sub, material that has been posted, retained and thereby made available to Parent and Merger Sub through the on-line “virtual data room” established by the Company);

(c)       words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)       references to Articles, Sections, Annexes, the Preamble and Recitals are references to articles, sections, annexes, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)	references to “day” or “days” are to calendar days;

(f)        references to “the date hereof” shall mean as of the date of this Agreement;

(g)       the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(h)       this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(i)        “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(j)	references to dollars or “$” are to United States of America dollars.

Section 1.4.     Exhibits, Annexes and Disclosure Schedule. The exhibits (the “Exhibits”), annexes (the “Annexes”) and the Disclosure Schedule to this Agreement are incorporated into and form an integral part of this Agreement. All Exhibits, Annexes and the Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a

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part of this Agreement as if set forth in full herein. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.5.     Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.5(a) of the Disclosure Schedule; it being understood that such Persons shall have made a reasonable inquiry of their respective direct reports as set forth on Section 1.5(b) of the Disclosure Schedule. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Presstek” or words of similar import, it shall mean the actual knowledge of the officers and directors of Presstek. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Parent and/or Merger Sub” or words of similar import, it shall mean the actual knowledge of the officers, directors and other managers of Parent and Merger Sub.

ARTICLE II

THE MERGER

Section 2.1.	The Merger.

(a)       Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Merger Sub and the Company shall duly execute and acknowledge articles of merger (the “Articles of Merger”) in accordance with Section 10-1105 of the ARS and the Surviving Corporation shall file the Articles of Merger and this Agreement with the Arizona Corporation Commission in accordance with the applicable provisions of the ARS. In accordance with the applicable provisions of the ARS, the Merger shall become effective upon the filing of the Articles of Merger (or at such later time set forth in the Articles of Merger as shall be agreed to by Merger Sub and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”.

(b)       On the terms and subject to the conditions set forth in this Agreement and in accordance with the ARS, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Arizona (the “Surviving Corporation”).

(c)       From and after the Effective Time, the Merger shall have the effects set forth in Section 10-1106 of the ARS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the title to all real estate and other property owned by the Company and Merger Sub shall vest automatically in the Surviving Corporation without reversion or impairment, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

Section 2.2.	Articles of Incorporation and By-laws of the Surviving Corporation

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(a)       At the Effective Time and without any further action on the part of the Company or Merger Sub, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

(b)       At the Effective Time and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

Section 2.3.     Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation. At the Effective Time, subject to Section 6.13, the officers of the Company immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office subject to the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.4.     Conversion of Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)       Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares which are held in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (ii) the Dissenting Shares) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and shall be converted into and represent the right to receive an amount in cash (the “Per Share Merger Consideration”), without interest, equal to the quotient obtained by dividing (A) Merger Consideration by (B) the number of Shares outstanding at the Effective Time (other than any Shares which are in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).

(b)       Each share of common stock, no par value per share, of Merger Sub (“Merger Sub Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. As of the Effective Time, the shares of Merger Sub Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the former holders of such shares shall be entitled only to the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefore as provided herein, without interest.

Section 2.5.	Options

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(a)       Parent shall not assume any Options and no Options shall remain outstanding at the Effective Time. The Option Holders shall, as of the Effective Time, cease to have any further right or entitlement to acquire any shares of capital stock of the Company or any shares of capital stock of Parent or the Surviving Corporation under the terminated Options, except as provided herein.

(b)       At the Effective Time, (i) each unvested Option shall be deemed to have vested and (ii) the exercise date for all outstanding Options, both vested and unvested, shall be deemed to have been accelerated to the Effective Time, and the holder thereof shall, subject to Section 2.6(d), be entitled to receive from the Surviving Corporation, immediately following the Closing, an amount in cash (the “Option Closing Payment”) equal to (i)(A)(1) the Initial Purchase Price, plus the aggregate exercise price for all Options, divided by (2) the number of Shares outstanding as of immediately prior to the Effective Time (assuming the exercise of all Options, whether vested or unvested, outstanding at such time, but excluding any Shares in the treasury of the Company or held by Parent or Merger Sub), minus (B) the applicable exercise price per Share for each such Option, multiplied by (ii) the number of Shares issuable upon the exercise of such Option (it being understood that if the result is a negative amount for any Option Holder, the Options held by such Option Holder shall be cancelled without the payment of any consideration to such Option Holder).

(c)       The Company shall terminate the Stock Plans effective as of the Effective Time.

Section 2.6.	Delivery of Funds.

(a)       On the Closing Date, Parent shall, subject to the deposit of a portion of Share Closing Payment allocable to Presstek in Escrow pursuant to Section 6.1(b), if applicable, pay to Presstek the Initial Purchase Price less the aggregate amount of all Option Closing Payments (such amount the “Share Closing Payment”) (on behalf of the Shareholders including Presstek) by wire transfer of immediately available funds to the account of Presstek, such account to be notified by Presstek in writing to Parent at least three (3) Business Days prior to the Closing Date. Presstek shall disburse the Share Closing Payment in accordance with Section 2.6(b).

(b)       On the Closing Date, Presstek shall promptly pay to each other Shareholder, by check, such Shareholder’s portion of the Share Closing Payment equal to (i) the Share Closing Payment, multiplied by (ii) a fraction, the numerator of which is the number of Shares owned of record by such Shareholder at the Effective Time and the denominator of which is the aggregate number of Shares outstanding at the Effective Time (other than any Shares which are in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and Presstek shall be entitled to retain the balance of the Merger Consideration not paid to the other Shareholders pursuant to this Section 2.6(b). No interest shall be paid or accrued in respect of such cash payments.

(c)       On the Closing Date, Parent shall cause the Surviving Corporation to pay (or the Surviving Corporation shall pay) to each Option Holder, by check, an amount equal to the

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Option Closing Payment payable to such Option Holder as determined in accordance with Section 2.5(b) (after taking into account any amounts withheld in respect of Taxes pursuant to Section 2.6(d)), as directed in writing by Presstek. No interest shall be paid or accrued in respect of such cash payments. Presstek has agreed to indemnify and hold Parent and Surviving Corporation (and their respective Affiliates) harmless for any incorrectness in any such written instructions from Presstek pursuant to the terms of Section 10.2(a)(v) hereof.

(d)       Notwithstanding any provision hereof to the contrary, the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable to each Option Holder under the terms of this Agreement, such amounts as it is required to deduct and withhold pursuant to any provision of Law related to or regarding Taxes. To the extent that amounts are so withheld by the Surviving Corporation under any provision of this Agreement, such withheld amounts (i) shall be remitted by the Surviving Corporation to the applicable Governmental Entity in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Surviving Corporation to the extent such payment is remitted to the applicable Governmental Entity.

Section 2.7.	Dissenting Shares.

(a)       Notwithstanding any other provision of this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time and held by a Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for their Shares in accordance with Chapter 13 of the ARS and has not effectively withdrawn or lost such appraisal or dissenters’ rights (such holders, “Dissenting Shareholders”, and the Shares as to which appraisal rights are properly perfected in accordance with the ARS, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration calculated in accordance with Section 2.4(a). As of the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and the Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Chapter 13 of the ARS.

(b)       Notwithstanding the provisions of Section 2.7(a), if any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) its appraisal rights and dissenters’ rights under Chapter 13 of the ARS, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shareholder’s Shares shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration calculated in accordance with Section 2.4(a), without interest.

(c)       The Company shall give Parent (A) prompt notice of any demand for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the applicable provisions of the ARS and (B) a periodic update as to the status of all negotiations and proceedings with respect to any such demands. Presstek shall be permitted, on behalf of the Company, to direct all negotiations and proceedings with respect to demands for appraisal under the ARS. The Company shall not be permitted to make any payment or settlement offer with respect to any such demand without the consent of Presstek. If, as a result of any settlement or a determination made pursuant to Chapter 13 of the ARS, any

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Dissenting Shareholder is entitled to receive a payment for such Dissenting Shares an amount in excess of the Merger Consideration payable with respect to such Shares pursuant to Section 2.4(a) (the aggregate of such excess payments with respect to all Dissenting Shares is referred to as the “Excess Dissenting Share Payments”), then Presstek shall promptly (but in no event more than five (5) Business Days following such determination or settlement) pay to the Dissenting Shareholders such Excess Dissenting Share Payments from its own funds.

Section 2.8.     No Further Rights of Transfers. At and after the Effective Time, each Shareholder shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable Law and except for the right of each Shareholder to receive payment of the applicable Merger Consideration pursuant to Section 2.4(a), and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. At the close of business on the day of the Effective Time, the share ledger of the Company with respect to the Shares shall be closed.

Section 2.9.	Closing; Closing Deliverables.

(a)       Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article VII is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date and time as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b)       At the Closing, the Company or Presstek, as applicable, shall deliver or cause to be delivered to Parent:

(i)  in accordance with Section 6.14 hereof, a counterpart of either (x) the Lease Assignment, substantially in the form attached hereto as Exhibit A, duly executed by an authorized officer of Presstek and the Company and by the Landlord, (y) the Affiliate Lease Assignment, duly executed by an authorized officer of Presstek and the Company and the Landlord’s written approval thereof or (z) the Sublease Agreement, duly executed by an authorized officer of Presstek and the Company;

(ii) a counterpart of a global supply agreement, dated as of the Closing Date, by and between Presstek and the Surviving Corporation, substantially in the form attached hereto as Exhibit B (the “Global Supply Agreement”);

(iii)a counterpart of a transition services agreement, dated as of the Closing Date, by and between Presstek and the Surviving Corporation, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(iv)a counterpart of the non-competition agreement, substantially in the form attached hereto as Exhibit D (the “Non-Competition Agreement”);

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(v) a counterpart of the license agreement, substantially in the form attached hereto as Exhibit E (the “Emitter Array Patent License Agreement”);

(vi)a counterpart of the license agreement, substantially in the form attached hereto as Exhibit F (the “Nomir License Agreement”);

(vii)           a Release of Claims, substantially in the form attached hereto as Exhibit G (the “Release of Claims”);

(viii)          a purchase order between Presstek and the Company for the remaining software development and related electronics prepared on behalf of the Company in connection with its proposed supply arrangement with Nomir in form and substance satisfactory to Presstek and Parent (the “Noveon Purchaser Order”);

(ix)a purchase order between Presstek and the Company for engineering services to be performed by the Company related to Presstek’s SLIC product in form and substance satisfactory to Presstek and Parent (the “SLIC Purchaser Order”);

(x) a copy of a non-foreign person affidavit, in a form and substance required under the Treasury Regulations issued under Section 1445 of the Code stating that Presstek is not a “foreign person” as defined in Section 1445 of the Code;

(xi)a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were duly approved by the Company Board) and (iii) that the Shareholders have duly adopted this Agreement and the consummation of the transactions contemplated hereby;

(xii)           a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(d) and Section 7.2(f) have been satisfied;

(xiii)          a certificate signed by an authorized officer of Presstek, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(xiv)          a certificate signed by an authorized officer of Presstek, dated as of the Closing Date, certifying that any outstanding Intercompany Indebtedness has been contributed by Presstek to the Company as a capital contribution.

(c)       At the Closing, Parent and Merger Sub, as applicable, shall deliver or cause to be delivered to Presstek:

(i)	the Share Closing Payment;
(ii)	a counterpart of the Global Supply Agreement;

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(iii)a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) have been satisfied;

(iv)	a counterpart of the Transition Services Agreement;
(v)	a counterpart of the Non-Competition Agreement;

(vi)         a counterpart of the Emitter Array Patent License Agreement;

(vii)	a counterpart of the Nomir License Agreement;
(viii)	a counterpart of the Release of Claims;
(ix)	a counterpart of the Noveon Purchase Order; and
(x)	a counterpart of the SLIC Purchase Order.

Section 2.10.   Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.11.	Purchase Price Adjustment.

(a)       Closing Payment Adjustment. At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a statement (“Preliminary Statement”) setting forth the Company’s good faith estimate (including all calculations in reasonable detail) of the Net Working Capital as of the Closing Date (the “Preliminary WC”). If the Preliminary WC is less than $5,673,300 (the “Target”), the amount of the Initial Purchase Price payable at Closing will be decreased dollar-for-dollar by such shortfall. If the Preliminary WC is greater than the Target, the amount of the Initial Purchase Price payable at Closing will be increased dollar-for-dollar by such excess amount. Notwithstanding the foregoing, no such adjustment will be made for any difference equal to $10,000 or less. The adjustment to the amount of the Initial Purchase Price payable at Closing made immediately above is referred to herein as a “Preliminary Adjustment”.

(b)       Calculation of Post-Closing Adjustment. The Initial Purchase Price will be: (A) increased dollar-for-dollar by the amount that the Final Net Working Capital (calculated as provided in Section 2.11(c) below) is greater than the Preliminary WC, or (B) decreased dollar-for-dollar by the amount that the Final Net Working Capital is less than the Preliminary WC; provided, further that, with respect to clause (B), no such adjustment will be made for any difference equal to $10,000 or less. If no Preliminary Adjustment was made under Section 2.11(a), then the Preliminary WC will be deemed to be equal to the Target for purposes of this Section 2.11(b).

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(c)       Determination of Net Working Capital. No later than seventy-five (75) days following the Closing Date, Parent will prepare and deliver to Presstek, Parent’s good faith determination of the actual Net Working Capital as of the Closing, and identify any adjustment to the Initial Purchase Price under Section 2.11(b) as a result of such determination (the “Parent Closing Statement”). During the thirty (30) day period commencing on the date Presstek receives the Parent Closing Statement, Parent will permit Presstek and its Representatives access to such work papers relating to the preparation of the Parent Closing Statement as may be reasonably necessary to review in detail the manner in which Parent’s determination were prepared. If Presstek does not object to the Parent Closing Statement within such thirty (30) day period, or accepts the Parent Closing Statement in writing during such thirty (30) day period, the Initial Purchase Price will be adjusted as set forth in the Parent Closing Statement and payment made in accordance with Section 2.11(e). If Presstek objects to all or part of the Parent Closing Statement, Presstek will notify Parent in writing of such objections within thirty (30) days after Presstek’s receipt thereof (such notice setting forth in reasonable detail the basis for such objections). Parent and Presstek will thereafter negotiate in good faith to resolve any such objections. If Parent and Presstek are unable to resolve all of such differences within twenty (20) calendar days of Parent’s receipt of Presstek’s objection, such dispute shall be resolved in accordance with Section 2.11(d). The term “Final Net Working Capital” means the Net Working Capital as determined pursuant to this Section 2.11(c) or Section 2.11(d), as the case may be. The Surviving Corporation shall also be responsible for Parent’s obligations under this Section 2.11(c).

(d)       Dispute Resolution. Each of the items in dispute shall be referred by Parent or Presstek for determination as promptly as practicable to the Independent Accounting Firm. If Deloitte Touche Tohmatsu is unable to serve as the Independent Accounting Firm and Parent and Presstek have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days after Deloitte Touche Tohmatsu has refused to serve as the Independent Accounting Firm, then an Independent Accounting Firm reasonably acceptable to both parties will be selected. The Independent Accounting Firm will make a written determination, with respect to such disputed items only (each, a “Determination”). The Determination will be based solely on presentations with respect to such disputed items by Parent and Presstek to the Independent Accounting Firm and the terms of this Agreement and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Parent or Presstek in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Parent and Presstek will use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm. Parent and Presstek will instruct the Independent Accounting Firm to deliver the Determination to Parent and Presstek no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of this Section 2.11, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or Presstek or less than the smallest value for such item claimed by either Parent or Presstek and (iii) will be bound by the express terms, conditions and covenants

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set forth in this Agreement, including the definitions contained herein. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon each party hereto and the Equityholders and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The Independent Accounting Firm will consider only those items and amounts in the Parent’s notice delivered pursuant to this Section 2.11 which Parent and Presstek were unable to resolve. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute under this Section 2.11 will be borne by Parent and Presstek based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties.

(e)       Payment of Working Capital Purchase Price Adjustment. Upon the determination of the Final Net Working Capital in accordance with Section 2.11(c) or Section 2.11(d), as the case may be, the Initial Purchase Price shall be recalculated using such finally determined amount in lieu of the amounts set forth in the Parent Closing Statement. The term “Final Purchase Price” means the result of such recalculation of the Initial Purchase Price. The amount of any increase to the Initial Purchase Price attributable to the Shares will be promptly paid by Parent (or the Surviving Corporation) by wire transfer in immediately available funds to Presstek (on behalf of all Shareholders), and the portion thereof attributed to the Options (“Final Option Payment”) will be promptly paid, subject to Section 2.6(d), by Parent (or the Surviving Corporation) by check pro rata to the Option Holders, as determined by Presstek. Any payment owed to Parent by the Shareholders and Option Holders will be promptly paid (without interest) by Presstek by wire transfer in immediately available funds to Parent. Any such payments will be made within five (5) Business Days of the determination of the Final Net Working Capital.

Section 2.12.   Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.11 shall be deemed to be, and each of the Shareholders, Option Holders, Parent and Merger Sub shall treat such payments as, an adjustment to the Initial Purchase Price for federal, state, local and foreign tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRESSTEK

Subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, the Company and Presstek hereby, jointly and severally, represent and warrant to Parent on the date hereof, as follows:

Section 3.1.	Due Organization, Good Standing and Corporate Power.

(a)       The Company is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the state of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly authorized, qualified or licensed to

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do business and is in good standing in each jurisdiction set forth on Section 3.1(a) of the Disclosure Schedule. Section 3.1(a) of the Disclosure Schedule lists as of the date hereof all jurisdictions in which the Company has employees or the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, other than in such jurisdictions where the failure to be so authorized, qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the date hereof true and correct copies of the Company’s articles of incorporation and the Company’s by-laws, as amended and in full force and effect as of the date hereof.

(b)       The Company has never had, and currently does not have, any Subsidiaries and does not own any equity interest in any Person.

Section 3.2.	Authorization; Noncontravention.

(a)       The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized and adopted by the Company Board, and the Company Board has recommended the approval of this Agreement by the Shareholders. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the Shareholder Approval and the filing of the merger documents required by the ARS). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)       The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the Company’s articles of incorporation or by-laws or other equivalent charter documents, as applicable, of the Company, as amended to the date of this Agreement (the “Company Charter Documents”), (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4; conflict with or result in a breach of, or default under, any Material Contract or Real Property Lease, or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any applicable domestic or foreign Law or Order currently in effect.

Section 3.3.	Capital Stock.

(a)       The authorized capital stock of the Company consists of (i) 28,000,000 common shares and (ii) 14,000,000 preferred shares. At the close of business on the date hereof, (x) 11,994,374 common shares are issued and outstanding, (y) no preferred shares are issued and

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outstanding and (z) 113,000 common shares are subject to issuance upon exercise of outstanding Options granted pursuant to the terms of the Stock Plans. All issued and outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. All outstanding Shares have been issued or repurchased (in the case of Shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. Except as set forth in this Section 3.3, at the close of business on the date hereof, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Except as described in this Section 3.3 and as set forth on Section 3.3(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the common stock of the Company or obligating the Company to grant, extend, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(b)       Section 3.3(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Stock Plans. The Company has made available to Parent complete and accurate copies of all the Stock Plans and the forms of all award agreements evidencing outstanding the Options.

(c)       Section 3.3(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing granted under any of the Stock Plans or otherwise. With respect to each outstanding Option, Section 3.3(c) of the Disclosure Schedule includes the name of the holder of such Option, the number of Shares issuable upon the exercise of such Option, the exercise price of such Option (and whether such Option is subject to Section 409A of the Code), and whether such Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code.

Section 3.4.     Consents and Approvals. No consent or filing of or to any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Articles of Merger and this Agreement, (b) the consents or filings set forth on Section 3.4 of the Disclosure Schedule, (c) the filing of a joint voluntary notice with CFIUS pursuant to Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended by the Foreign Investment and National Security Act of 2007 and as implemented by Executive Order 11858, as amended, and 31 C.F.R. Part 800 (“Exon-Florio”), and receipt of written confirmation from CFIUS that, with respect to the transactions contemplated by this Agreement, all actions under Exon-Florio have been concluded and that such transactions do not present any national security risks or that other provisions of law provide adequate and appropriate authority to address such national security risks, and (d) as otherwise set forth in this Agreement, except where the failure to obtain such consent or make such filing would not reasonably be expected to have a Material Adverse Effect.

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Section 3.5.	Financial Statements; Undisclosed Liabilities.

(a)       Section 3.5 of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheet as of December 29, 2007, and the related statements of income and cash flows for the twelve (12) month period then ended, and (ii) unaudited balance sheet as of January 3, 2009 and the related statements of income and cash flows for the twelve (12) month period then ended (the financial statements referred to in clauses (i) and (ii) collectively, the “Year-End Financials”), and (iii) unaudited balance sheet (the “Interim Balance Sheet”) as of October 3, 2009 (the “Balance Sheet Date”), and the related unaudited statements of income and cash flows for the nine (9) month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financial Statements”) have been “reviewed” by the Company’s independent auditors, have been prepared in accordance with GAAP (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP), consistently applied throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Financial Statements fairly present in all material respects the Company’s financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end audit adjustments, which are not expected to be material in amount.

(b)       As of the date hereof, the Company does not have any material obligations or liabilities (whether accrued, absolute, contingent or otherwise) that are required to be set forth on an audited balance sheet prepared in accordance with GAAP, except (i) liabilities disclosed or provided for in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date and (iii) liabilities incurred in connection with the transactions contemplated hereby.

Section 3.6.     Absence of Certain Changes. During the period from the Balance Sheet Date to the date of this Agreement, (a) the business of the Company has been conducted in all material respects in the ordinary course, (b) the Company has not materially increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (c) the Company has not acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing and (d) there has been no material change by the Company in accounting principles, practices, policies or methods.

Section 3.7.     Compliance with Laws. The Company is, and has been at all times since January 1, 2006, in compliance in all material respects with all Laws applicable to the Company’s assets and its business and operations.

Section 3.8.     Permits. The Company holds all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company as presently conducted, or that are necessary for the lawful ownership of its properties and assets.

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Section 3.9.     Litigation. There is no action, suit, claim, investigation, proceeding of any nature at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity, pending, or, to the Knowledge of the Company, threatened in writing, against or affecting the Company, its properties (tangible or intangible, including its products, technologies and services) or any of its officers or directors in their capacity as such, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2006, no Governmental Entity has challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

Section 3.10.   Indebtedness. Presstek and the Company have cancelled all Intercompany Indebtedness that existed prior to the execution of this Agreement by Presstek’s contribution of such Intercompany Indebtedness to the capital of the Company. Section 3.10 of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of the Indebtedness or capital lease obligations of the Company.

Section 3.11.	Employee Benefit Plans.

(a)       Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each material Employee Benefit Plan. As of the date hereof, the Company has no plan or commitment to: (i) establish any new Employee Benefit Plan, (ii) materially modify any Employee Benefit Plan (except to the extent required by law or to conform any existing Employee Benefit Plan to the requirements of any applicable Law) or (iii) adopt or enter into any Employee Benefit Plan. To the Knowledge of the Company, as of the date hereof, no current executive officer or senior management of the Company has stated that he or she intends to terminate his or her employment as a result of the transactions contemplated by this Agreement.

(b)       Documents. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Benefit Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Benefit Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any written notices to or from the IRS or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Benefit Plan.

(c)       Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including, but not limited to, ERISA or the Code, (ii) any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable

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determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has materially and adversely affected or is likely to adversely affect its tax-qualified status, (iii) to the Knowledge of the Company, no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan. There are no actions, suits, claims or other legal proceedings pending or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)       No Pension or Welfare Plans. Since January 1, 2006, neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries. The Company has no self-insured health plans.

(e)       No Post-Employment Obligations. No Employee Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f)        Parachute Payment. There is no agreement, plan, arrangement or other contract covering any current or former employee, consultant or director of the Company or any ERISA Affiliate that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(g)       Section 409A. Prior to January 1, 2009, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored by the Company was operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code, the final or proposed regulations thereunder, and any other IRS guidance issued with respect thereto. Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No Option or other right to acquire capital stock or other equity of the Company is subject to Section 409A of the Code. No compensation shall be includable in the gross income of any current or former employee, consultant or director of the Company as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. There is no contract, agreement, plan or arrangement to which the Company is a party, including the

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provisions of this Agreement, covering any current or former employee, consultant or director of the Company or any ERISA Affiliate which individually or collectively could require the Company to pay a Tax gross up payment to any current or former employee, consultant or director of the Company or any ERISA Affiliate for tax-related payments under Section 409A of the Code.

(h)       International Employee Plan. The Company does not have any obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan. No current or former employees of the Company participate in any International Employee Plan.

Section 3.12.	Labor Matters.

(a)       No strike, labor dispute, slowdown, or work stoppage against the Company is pending, or, to the Knowledge of the Company, threatened with respect to the Company. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any employee, including charges of unfair labor practices that would reasonably be expected, individually or in the aggregate, to result in a material liability to the Company. The Company has not, since January 1, 2007, engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been since January 1, 2007, a party to, or bound by, any collective bargaining agreement or union contract and no collective bargaining agreement or similar agreement is being negotiated by the Company.

(b)       The Company is in compliance in all material respects with, and has no material liability with respect to, all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification (including with regard to individuals classified as independent contracts, employees leased from other employers and employees classified as exempt from overtime wages), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s employees are terminable at the will of the Company and any such termination would result in no liability to the Company, subject to the terms of any Employment Agreement and the requirements of applicable Law.

(c)       The Company has not incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

Section 3.13.	Tax Matters.

(a)       Since January 1, 2003, the Company has timely filed or caused to be filed all material returns, statements, forms, declarations, estimates, schedules, notices, notifications, elections, certificates, reports or any other documents with respect to Taxes (each, a “Return”) that are required to be filed by the Company on or prior to the Effective Time (taking into

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account any applicable extension of time within which to file). All such Returns are correct and complete in all material respects.

(b)       All material Taxes and material Tax liabilities of the Company that are due and payable with respect to periods ending on or prior to the Effective Time have been (or will be) paid on or prior to the Effective Time or accrued on the books and records of the Company in accordance with GAAP.

(c)       The Company is not currently the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company by the tax authorities of any nation, state, or locality nor has the Company received any written notices from any Tax authority that such an audit or examination is pending.

(d)       The Company (i) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Company that has not expired; or (ii) is presently contesting any Tax liability of the Company before any court, tribunal or agency.

(e)       All material Taxes that the Company is required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(f)        The Company is not currently the beneficiary of any extension of time within which to file any material Return required to be filed by the Company.

(g)       The Company has made available to Parent correct and complete copies of all sales and use, payroll and income Tax Returns of the Company for the following taxable years: 2006, 2007 and 2008.

(h)       There are no Liens for Taxes on any of the assets of the Company (other than Permitted Liens).

(i)        The Company is not currently a party to a closing agreement in respect of material Taxes with the IRS or any similar state, local or foreign Governmental Entity that is reasonably likely to bind the Company following the Closing.

(j)        The Company has neither (i) been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Presstek) nor (ii) has any liability for the Taxes of any Person (other than any of Presstek and its Affiliates) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by contract or otherwise.

(k)       Since January 1, 2005, no claim has been made by an authority in a jurisdiction in which the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

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(l)        The Company has not participated in, and is not currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of applicable Law.

(m)      In the two (2) year period ending on the date of this Agreement, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to qualify in whole or in part for tax-free treatment under Section 355 or Section 361 of the Code.

Section 3.14.	Intellectual Property.

(a)       Title. The Company owns or has the right to use, free and clear of all Liens, except for Permitted Liens, all Intellectual Property Rights necessary to conduct the business of the Company as presently conducted in all material respects. The Company is the sole and exclusive owner or sole or exclusive licensee of all Company Intellectual Property. The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person or (ii) since January 1, 2006, permitted the Company’s rights in any material Company Intellectual Property to lapse or enter into the public domain. Since January 1, 2006, to the Knowledge of the Company, each employee of the Company has entered into a non-solicitation, non-disclosure and assignment of inventions agreement with the Company, a form of which has been made available to Parent. No such employee has excluded works or inventions related to the Company’s business as presently conducted made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s non-solicitation, non-disclosure and assignment of inventions agreement.

(b)       Claims. Since January 1, 2006, the Company has not received written notice of any claim challenging the use or ownership by the Company of any Intellectual Property.

(c)       Registered Intellectual Property. Section 3.14(c) of the Disclosure Schedule lists as of the date hereof (i) all Registered Intellectual Property owned by, or filed on behalf of or in the name of, the Company (the “Company Registered Intellectual Property”) and (ii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(d)       Intellectual Property Agreements. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto of the

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Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s)), Section 3.14(d) of the Disclosure Schedule lists as of the date hereof all material Contracts to which the Company is a party and under which the Company has granted or provided any Intellectual Property Rights to third parties (“Company Intellectual Property Agreements”).

(e)       Non-Infringement. To the Knowledge of the Company, the operation of the business of the Company as it is currently conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Product does not violate, infringe or misappropriate any Intellectual Property Rights of any person.

(f)        Effect of Transaction. Except for such effect that may be caused as a result of contracts or agreements of the Parent or any of its Subsidiaries (except for the Surviving Corporation), neither this Agreement nor the transactions contemplated by this Agreement, including any contracts or agreements to which the Company is a party, will result in:  (i) the Surviving Corporation granting to any third party any right with respect to any Intellectual Property Rights owned by, or licensed to, any of them; (ii) Parent, any of its Subsidiaries or the Surviving Corporation, being bound by or subject to any non-compete agreement that they were not otherwise bound to prior to the date hereof; (iii) Parent, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or offer any material discounts to any third party in excess of those payable by, or required to be offered by, any of them in the absence of this Agreement or the transactions contemplated hereby; or (iv) any Company Intellectual Property not being be fully transferable, alienable or licensable by Surviving Corporation without restriction or without payment of any kind to any third party other than payments made in the ordinary course of business.

(g)       Restrictions on Intellectual Property. No Company Intellectual Property or Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, sale, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(h)       Confidentiality. The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. To the Knowledge of the Company, no Company Intellectual Property is subject to the terms of any Open Source license or agreement.

Section 3.15.   Broker’s or Finder’s Fee. Except for the fees of Wachovia Capital Markets, LLC (whose fees and expenses shall be paid by Presstek in accordance with Presstek’s agreement with Wachovia Capital Markets, LLC) no agent, broker, Person or firm acting on behalf of the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.16.	Material Contracts.

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(a)       As of the date hereof, the Company is not a party to, nor is it or any of its assets or properties bound by:

(i)  any employment, independent contractor or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any employee, independent contractor or director of the Company other than Contracts with contractors or consultants that can be terminated without material penalty upon notice of ninety (90) days or less or offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees, independent contractors or directors who are not officers and are terminable “at will” without the Company incurring any material liability or obligation;

(ii) any Employee Agreement providing for the payment of annual compensation in excess of $100,000;

(iii)	any fidelity or surety bond or completion bond;

(iv)any lease of personal property requiring future payments in excess of $50,000 individually or $100,000 in the aggregate;

(v) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or Indebtedness of any other Person;

(vi)any Contract relating to capital expenditures and requiring future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii)           any Contract relating to the disposition or acquisition of assets and properties or any interest in any business enterprise outside the ordinary course of business;

(viii)          any Contract limiting the freedom of the Company to engage in any line of business or to compete with any person, including any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market;

(ix)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness or any currency exchange, commodities or other hedging arrangement;

(x) any purchase order or Contract for the purchase of materials requiring future payments in excess of $50,000 individually or $100,000 in the aggregate;

(xi)any dealer, distribution, joint marketing or development Contract;

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(xii)           any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, independent software vendor or other Contract for use or distribution of the products, technology or services of the Company; or

(xiii)          any other Contract requiring future payment obligations in excess of $100,000 (either alone or pursuant to a series of related contracts) other than purchase orders entered into in the ordinary course of business.

(b)       Each Contract that is required to be disclosed pursuant to Section 3.16 (collectively, the “Material Contracts”) is a valid and binding agreement of the Company, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. None of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, could be reasonably be expected to constitute any material event of default thereunder. Complete and accurate copies of each Material Contract have been made available to Parent.

Section 3.17.	Environmental Matters; Health and Safety Matters.

(a)       The Company has complied in all material respects with all applicable Laws enacted (i) for the protection of the environment and natural resources (including, without limitation, air, water vapor, surface water, groundwater and soils) against contamination with Hazardous Materials (ii) with respect to the exposure of any individual to Hazardous Materials, and (iii) with respect to worker health and safety (“Environmental Laws”). There is no environmental suit, action, claim or proceeding pending, or to the Knowledge of the Company, threatened, naming the Company as party thereto. No chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum or petroleum products or any fraction thereof (collectively “Hazardous Materials”) are present on any Company Facilities or were present on any other real property at the time the same was previously operated, occupied, controlled or leased by the Company that would reasonably be expected to result in material liability to the Company.

(b)       The Company has not, with respect to any Company Facility or real property previously occupied by the Company (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to cause or reasonably be expected to cause an adverse health effect to any such employee or individual, or to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered

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into any agreement, other than the Lease Agreement, that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws.

(c)       The Company has made available to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company’s compliance with Environmental Laws or the environmental condition of the Company Facility or any other real property that the Company currently or formerly has leased, subleased, or otherwise occupied.

Section 3.18.   Insurance. Set forth on the Section 3.18 of the Disclosure Schedule is a complete and accurate list as of the date hereof of all insurance policies (the “Insurance Policies”) with respect to the Company’s properties, assets, business or employees as of the date hereof. The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies.

Section 3.19.   Real Property. The Company does not own any real property nor has the Company ever owned any real property. Section 3.19 of the Disclosure Schedule contains (i) a list as of the date hereof of all real property currently leased, subleased or licensed by the Company or otherwise used or occupied by the Company (together with the property leased under the Lease Agreement, the “Company Facilities”) and (ii) all leases, lease guarantees, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”). True and correct copies of all such Real Property Leases have been made available to Parent. Neither the Company nor Presstek, as applicable, is in default under any such Real Property Lease, and to the Knowledge of the Company, no other party to any such Real Property Lease is in default under any such Real Property Lease. All such Real Property Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. The Company currently occupies all of the Company Facilities for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Company Facilities. The Company Facilities are in operating condition and repair in all material respects (normal wear and tear excepted) and are suitable for the conduct of the business as presently conducted therein.

Section 3.20.   Assets. The Company has in all material respects (a) good and marketable title to all of its respective properties, interest in properties and assets, real and personal reflected in the Interim Balance Sheet or acquired after Balance Sheet Date (except properties, interest in properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business) or (b) with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens, except Permitted Liens, and such assets are in operating condition in all material respects (normal wear and tear excepted).

Section 3.21.   Affiliate Transactions. No officer, director, or to the Knowledge of the Company, any employee, Shareholder or Affiliate of the Company, (a) is a party to any Contract with the Company (excluding any Contract pursuant to which the Company has fulfilled all of its obligations thereunder) or transaction with the Company other than, in the case of directors,

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officers and employees of the Company, any employment based arrangements (including any Options, Employee Agreements, “at-will” employment arrangements, or Employee Benefit Plans or Pension Plans offered to such officers, directors and employees from time to time), and other Contracts to which any such Person is a party that are otherwise disclosed in any Section of the Disclosure Schedule, (b) has any material interest in any material property used by any of the Company or (c) other than unpaid wages currently due and reimbursement of expenses owed to employees in the ordinary course of business, is owed any payable or other amount by any of the Company.

Section 3.22.	Export and Import Control Laws.

(a)       The Company has, at all times during the last five (5) years, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; and (ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws.

(b)       The Company has established and maintains a compliance program and reasonable internal controls and procedures in order to comply with the requirements of Export and Import Control Laws.

(c)       Section 3.22(c) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, the true, complete, and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.

Section 3.23.	Government Contracts Laws.

(a)       During the last five (5) years (i) no Company Employee, in his or her capacity as such, who holds a Personnel Security Clearance issued by a Governmental Entity, is or has been (except as to routine security investigations) under indictment or, to the Knowledge of the Company, under administrative, civil or criminal investigation by a Governmental Entity in connection with actions taken on behalf of the Company; (ii) no Company officer or director is or has been (except as to routine security investigations) under indictment or, to the Knowledge of the Company, under administrative, civil or criminal investigation by a Governmental Entity in connection with actions taken on behalf of the Company (iii) there have not been, nor are there any current or, to the Knowledge of the Company, pending audits or investigations, of the Company, its Affiliates or any Company Employee , by any Governmental Entity, with respect to any Government Contract; (iv) no voluntary disclosure has been made by the Company with respect to any activity in connection with a Government Contract; and (v) neither the Company nor its Affiliates have been required to pay any penalty or have had any cost or claim disallowed in connection with any Government Contract.

(b)       Neither the Company, its Affiliates, nor, to the Knowledge of the Company, any Company Employee, (i) has violated any laws or regulations with respect to or in

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connection with a Government Contract entered into during the last five (5) years, concluded during the last three (3) years, or on which a final payment was made in the last three (3) years; (ii) is, or has been during the last five (5) years, suspended or debarred from doing business with a Governmental Entity; or (iii) has received written notice of a termination for default or convenience, cure notice, or show cause notice from any Governmental Entity during the last five (5) years.

(c)       The Company and its Affiliates have established and maintain a compliance program that is commensurate with the requirements outlined in the Federal Acquisition Regulations and Defense Federal Acquisition Regulation Supplement, and have provided appropriate Government Contract-related training to Company Employees.

Section 3.24.	Anti-Corruption and Anti-Bribery.

(a)       Neither the Company and its Affiliates, nor to the Knowledge of the Company, any of its officers, directors, agents or employees have directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, (ii) made, or promised to make on behalf of the Company, any unlawful payment, (iii) gave, or promised to give, anything of value on behalf of the Company to foreign or domestic Government Officials or employees, (iv) made, or promised to make, any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment on behalf of the Company, or (iv) taken any action on behalf of the Company which would cause the Company to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(b)       The Company has established and maintains a compliance program and reasonable internal controls and procedures in order to comply with the requirements of Anti-Corruption and Anti-Bribery Laws applicable to the Company.

Section 3.25.   National Security Requirements. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of the National Security Laws and Regulations.

Section 3.26.   Acquired Business. The assets of the Company that are reflected on the Interim Balance Sheet or thereafter acquired by the Company will become the assets of the Surviving Corporation at the Closing pursuant to the effectiveness of the Merger (the “Company Assets”), and together with any services to be provided under the Transition Services Agreement and the Intellectual Property licensed to the Surviving Corporation pursuant to the Emitter Array Patent License Agreement and Nomir License Agreement, (including all Intellectual Property Rights, but excluding services provided by Presstek or any of its other Affiliates to the Company that are not included in the Transition Services Agreement) are, except (a) to the extent the Surviving Corporation will not have any cash at the Closing, (b) to the extent any Permit of the Company that has been disclosed in Section 3.2(b) hereof, Section 3.4 of the Disclosure Schedule or Section 3.8 of the Disclosure Schedule terminates or expires as a result of or in connection with the transactions contemplated by this Agreement, (c) for the failure of the Surviving Corporation to obtain any necessary consent, permit, approval, waiver, license, authorization, order or other approval that has been disclosed in Section 3.2(b) hereof, Section 3.4 of the Disclosure Schedule or Section 3.8 of the Disclosure Schedule under any

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Contract or applicable Law, (d) for those assets, rights or properties owned, leased, licensed or otherwise used by Presstek or its Affiliates (other than the Company) in the delivery of services under the Transition Services Agreement and other services provided to the Company by Presstek or its other Affiliates that are not included in the Transition Services Agreement, (e) for assets and properties owned or leased by the Company that are sold or disposed of not in violation of this Agreement or consumed in the ordinary course of business after the date hereof, and (f) for Presstek Specific Inventory transferred pursuant to Section 6.17, sufficient for the conduct of the Company’s business in substantially the same manner as currently conducted by the Company including, in each case, the design, development, reproduction, manufacture, marketing, maintenance support, use, sale, license or distribution by the Company of its Products.

Section 3.27.   Exclusivity of Representations. The representations and warranties made by the Company and Presstek in this Article III and the representations and warranties of Presstek in Article IV are the exclusive representations and warranties made by the Company and Presstek with respect to the transactions contemplated by this Agreement, without limiting the terms of any other document or agreement entered into by the parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRESSTEK

Presstek represents and warrants to Parent and Merger Sub as follows:

Section 4.1.     Due Organization, Good Standing and Corporate Power. Presstek is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2.     Authorization; Non-contravention. Presstek has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Presstek, the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder have been duly authorized and approved by the board of directors of Presstek. No other corporate action on the part of Presstek is necessary to authorize the execution, delivery and performance of this Agreement by Presstek and the consummation of the transactions contemplated hereby (other than the Shareholder Approval and the filing of the merger documents required by the ARS). This Agreement has been duly executed and delivered by Presstek and, assuming that this Agreement constitutes a valid and binding obligation of the Merger Sub and Parent, constitutes a valid and binding obligation of Presstek, enforceable against Presstek in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or by-laws of Presstek, as amended to the date of this Agreement, (b) conflict with,

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result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Presstek under, any Contract, to which Presstek is a party or by which Presstek or any of its assets is bound or subject or (c) subject to the consents or filings referred to in Section 4.3, contravene any Law or any Order currently in effect.

Section 4.3.     Consents and Approvals. No consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is, to the Knowledge of Presstek, necessary or required by Presstek in connection with the execution and delivery of this Agreement by Presstek, or the consummation by Presstek of any of the transactions contemplated by this Agreement, except for (a) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio and receipt of written confirmation from CFIUS that, with respect to the transactions contemplated by this Agreement, all actions under Exon-Florio have been concluded and that such transactions do not present any national security risks or that other provisions of law provide adequate and appropriate authority to address such national security risks, and (b) the filing of the Articles of Merger and this Agreement.

Section 4.4.     Broker’s or Finder’s Fee. Except for the fees of Wachovia Capital Markets, LLC (whose fees and expenses shall be paid by Presstek in accordance with Presstek’s agreement with Wachovia Capital Markets, LLC), no agent, broker, Person or firm acting on behalf of Presstek is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.5.     Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Presstek, threatened in writing, against or affecting Presstek, or any of its properties or rights with respect to the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.     Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing (or the equivalent thereof) under the laws of its state of incorporation (or if not a corporation, organized) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except in such jurisdictions where the failure to be so qualified or licensed and in good standing does not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub. All of the issued and

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outstanding capital stock of Merger Sub is owned directly by Parent free and clear of any Liens of any kind. Each of Parent and Merger Sub has delivered prior to the date hereof to the Company complete and accurate copies of its certificate of incorporation and by-laws, in each case, as amended and in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 5.2.     Authorization; Non-contravention. Each of Parent and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved by the board of directors of Merger Sub and have been duly approved and adopted by Parent as the sole shareholder of Merger Sub. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or by-laws (or comparable documents) of Parent or Merger Sub, in each case as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject or (c) subject to the consents or filings referred to in Section 5.3, contravene any Law or any Order currently in effect.

Section 5.3.     Consents and Approvals. Except for the consent of or filing with Government Entities pursuant to the antitrust Laws of Cyprus, Italy and Ukraine, no consent of or filing with any Governmental Entity or any other third party, which has not been received or made prior to the date hereof, is, to the Parent’s Knowledge, necessary or required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of any of the transactions contemplated by this Agreement, except for (a) the filing of a joint voluntary notice with CFIUS pursuant to Exon-Florio and receipt of written confirmation from CFIUS that, with respect to the transactions contemplated by this Agreement, all actions under Exon-Florio have been concluded and that such transactions do not present any national security risks or that other provisions of law provide adequate and appropriate authority to address such national security risks, and (b) the filing of the Articles of Merger and this Agreement.

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Section 5.4.     Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Parent or Merger Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 5.5.     Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or other obligations of any nature, other than in connection with such transactions.

Section 5.6.     Funds. Parent and Merger Sub collectively have and will have on the Closing Date, unrestricted cash on hand and, if necessary, unrestricted cash available to them under credit facilities in place on the date hereof, sufficient to pay the Merger Consideration and the Option Payments, and all of Parent’s and Merger Sub’s and their Affiliates’ fees and expenses associated with the transaction contemplated in this Agreement.

Section 5.7.     Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened in writing, against or affecting Parent or Merger Sub, or any of their respective properties or rights with respect to the transactions contemplated hereby.

Section 5.8.     Confidentiality Agreement. Parent and its Affiliates are subject to the terms of the Confidentiality Agreement and they and their respective Representatives have complied in all material respects with the terms of the Confidentiality Agreement.

Section 5.9.     Absence of Arrangements with Management. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates, on the one hand, and any member of the management of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Closing.

Section 5.10.   Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Article V are the exclusive representations and warranties made by Parent and Merger Sub with respect to the transactions contemplated by this Agreement, without limiting the terms of any other document or agreement entered into by the parties hereto.

ARTICLE VI

COVENANTS

Section 6.1.     Access to Information Concerning Properties and Records; Major Customers.

(a)       During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Closing occurs and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable notice (x) afford Parent

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and Merger Sub and their respective Representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and, during such period, the Company shall make available to Parent and Merger Sub all information concerning the Company’s business, properties and personnel as Parent may reasonably request, and (y) afford Parent and Merger Sub and their respective Representatives, reasonable access during normal business hours to the assets and properties of the Company to permit Parent, Merger Sub or any of their Representatives to conduct the Additional Diligence and the Other Diligence as set forth in Section 6.1(a) of the Disclosure Schedule; provided, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any Law applicable to the Company requires it to restrict access to any of its business, properties, information or personnel; and provided, further, that such access shall not unreasonably disrupt the operations of the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that the Company reasonably believes could violate applicable Law, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

(b)       If the Report indicates that Remedial Action is required or there exists any noncompliance with Environmental Law with respect to any conditions or circumstances at the Company Facilities, then unless this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), Presstek shall, at its own cost, undertake and implement any such Remedial Action or correct any such noncompliance as promptly as reasonably practicable, in each case: (i) in accordance with the least stringent standards required under applicable Environmental Laws consistent with the continued use of the Company Facilities for the same purposes and operations as of the date hereof; and (ii) with the requirements of the Lease Agreement. Upon the completion of such Remedial Actions or corrective measures, Presstek shall prepare and deliver to Parent a Closure Report at Presstek’s sole cost and expense. In the event that any required Remedial Action has not been completed or the conditions or circumstances at the Company Facilities are not in compliance with Environmental Laws within ten (10) Business Days prior to the Closing Date, then Parent shall cause the Consultant to provide, at Presstek’s sole cost and expense, within five (5) Business Days thereafter, a good faith estimate of the Remedial Costs necessary to complete any remaining Remedial Actions or costs of achieving compliance with Environmental Laws (the “Estimated Remaining Remedial Costs”). In such event, on or after the Closing Date, Parent shall deposit from the portion of the Share Closing Payment allocable to Presstek (the “Escrow”) an amount equal to the Estimated Remaining Remedial Costs (the “Escrow Amount”) with an escrow agent (the “Escrow Agent”), mutually agreeable to Parent and Presstek, pursuant to the terms and conditions of an escrow agreement to be agreed to by Parent, Presstek and the Escrow Agent (the “Escrow Agreement”), which shall provide, among other things, that the Escrow Amount shall be used to fund the Estimated Remaining Remedial Costs in accordance with the terms of the Escrow Agreement and as verified by the Consultant; provided, further, that the Escrow Agreement shall provide that any release of funds from the Escrow to Presstek shall be subject to the delivery of the Closure Report to Parent. Except as provided in this Section 6.1(b), all fees and expenses of the Consultant incurred in connection with the Additional Diligence and the Other Diligence and, if the Report indicates that no Remedial Action is required, any reasonable costs or expenses incurred by the Company or Presstek to restore the property to the state it was in prior to conducting the activities indicated in the Additional Diligence or the Other Diligence, will be borne by Parent and shall not be included in indemnifiable Losses pursuant to

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Section 10.2(a)(vii) or Section 10.2(a)(viii). All fees and expenses of the Escrow Agent shall be borne by Presstek.

(c)       Nothing contained in this Agreement shall be construed to give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(d)       The Company and/or Presstek shall arrange such meetings and/or such other communications for and on behalf of Parent with each of the Major Customers and the Major Suppliers as Parent may reasonably request. Parent and Merger Sub hereby agree that they are not authorized to and shall not (and shall not permit any of their Representatives to) contact any competitor, supplier, distributor, customer (other than Presstek), employee, agent or representative of the Company prior to the Closing without the prior consent of the Company, which consent shall not be unreasonably withheld; it being understood, however, that nothing set forth in this Agreement, including the foregoing restriction, shall in any way limit or prohibit Parent and its Affiliates from contacting any such competitor, supplier, distributor, customer, employee, agent or representative of the Company in the ordinary course of Parent’s and its Affiliates’ business.

Section 6.2.     Confidentiality. Information obtained by Parent, Merger Sub and their Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement. For the avoidance of doubt, the terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the parties thereto.

Section 6.3.     Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as set forth on Section 6.3 of the Disclosure Schedule, or as may be required or not otherwise prohibited by this Agreement, or required by Law, by a Governmental Entity, or by any Contract to which the Company is a party, during the period commencing on the date hereof and ending at the earlier of (i) the Effective Time and (ii) termination of this Agreement pursuant to Section 8.1:

(a)       the Company shall conduct its business and its operations in all material respects only in the ordinary course consistent with past practice; and

(b)       the Company shall not effect any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is received in writing by Parent:

(i)  make any change in or amendment to the Company Charter Documents in a manner that would reasonably be expected to materially delay or impede the Company’s ability to consummate the Merger;

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(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, as applicable except for the issuance by the Company of Shares pursuant to the terms of any currently outstanding Options;

(iii)split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable, except for the acquisition of Options from Option Holders in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(iv)other than (A) the transfer of Presstek Specific Inventory to Presstek or (B) in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of any of its material properties or assets;

(v) amend in any respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(vi)(A) incur any Indebtedness, other than short-term Indebtedness, letters of credit issued in the ordinary course of business or Intercompany Indebtedness, (B) make any loans or advances to any other Person, other than loans and routine advances to employees consistent with past practice, or (C) incur any material obligations or liabilities (whether accrued, absolute, contingent or otherwise), other than liabilities incurred in the ordinary course of business;

(vii)           send any written communications (including electronic communications) to the employees of the Company regarding this Agreement or the transactions contemplated hereby;

(viii)          make any representations or issue any communications to employees of the Company that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding Parent’s potential offers of employment to the Company’s employees or otherwise;

(ix)grant or agree to grant to any officer of the Company any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (A) as may be required under applicable Law, (B) pursuant to the Employee Benefit Plans or collective bargaining agreements of the Company in effect on the date hereof, (C) in the ordinary course of business or (D) pursuant to employment, retention, change-of-control or similar type agreements existing prior to the date hereof;

(x) make any Tax election not required by Law that is likely to have a continuing material effect on the Company following the Closing Date, or settle or compromise any material Tax liability other than in the ordinary course of business;

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(xi)other than in the ordinary course of business (A) waive any rights of substantial value or (B) cancel or forgive any material Indebtedness owed to the Company;

(xii)           except as may be required by any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(xiii)          enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Real Property Leases; or

(xiv)          authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.3.

(c)       Notwithstanding anything contained in this Agreement to the contrary, Presstek, its Affiliates and the Company shall be permitted to: (i) maintain through the Closing Date the cash management system of Presstek, its Affiliates and the Company; (ii) maintain the cash management procedures as currently conducted by Presstek, its Affiliates and the Company; and (iii) periodically settle intercompany balances consistent with past practices (including through dividends, capital contributions and Intercompany Indebtedness), all such intercompany balances to be settled prior to the Closing in accordance with their terms or otherwise. Presstek or its Affiliates are allowed (x) to withdraw all cash and cash equivalents of the Company; and (y) shall contribute all Intercompany Indebtedness to the capital of the Company, immediately prior to the Closing.

(d)       Except for those Contracts delivered by Presstek or the Company pursuant to Section 2.9(b), each Contract between Presstek (or one of Presstek’s other Subsidiaries) and the Company shall automatically be terminated effective as of the Closing without any further action on the part of Presstek (or such other Subsidiary, as the case may be), the Company, Parent or any of their respective Affiliates.

Section 6.4.     Reasonable Best Efforts; Antitrust Matters. (a) Subject to the terms and conditions set forth herein, and to applicable legal requirements, each of the Company, Presstek, Parent and Merger Sub shall cooperate and use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

(b)       Parent and Merger Sub shall: (i) as promptly as practicable but in no event later than the fifteenth (15th) Business Day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under the antitrust Laws of Cyprus, Italy and Ukraine in connection with this Agreement and the transactions contemplated hereby; and (ii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Entity. Subject to applicable Law,

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the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity under the antitrust Laws of Cyprus, Italy and Ukraine regarding the Merger by or on behalf of any party. The parties will advise and consult with the other regarding any understandings, undertakings, agreements (oral or written) or arguments that the first party proposes to make with or to or enter into with any Governmental Entities having jurisdiction over or rights of review with respect to antitrust Laws of Cyprus, Italy and Ukraine, in connection with the Merger. Parent shall be responsible for the payment of all filing fees under the antitrust Laws of Cyprus, Italy and Ukraine.

(c)       The Parties agree to work in good faith to develop prior to the Closing an implementation plan that describes how the services to be provided under the Transition Services Agreement will be implemented (the “Implementation Plan”), such Implementation Plan to be modified as may be agreed to by the Parties from time to time.

Section 6.5.     Exclusivity. Unless and until this Agreement has been terminated by either party pursuant to Article VIII, each of Presstek and the Company shall terminate any current discussions with any third parties regarding an Acquisition Proposal and shall not (and shall use commercially reasonable efforts to cause its respective Representatives not to, directly or indirectly), (i) initiate, encourage, solicit, conduct or continue any negotiations or discussions regarding any proposal or offer (an “Acquisition Proposal”) by any third party, its Representatives and financing sources, relating to any acquisition of any capital stock or other voting securities of, any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, recapitalization, issuance of securities, share exchange or similar transaction) or any investment in the Company or (ii) except as otherwise required by Law, provide any non-public financial information or other confidential or proprietary information regarding the Company (including this Agreement and any other materials containing Parent’s proposals to acquire the Company) to any person or entity whom the Company or Presstek knows, or has reason to believe, would have any interest in participating in any of the foregoing or (iii) enter into any written or oral agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or (iv) enter into any written or oral agreement or understanding with any person or entity with regard to any Acquisition Proposal. Each of Presstek and the Company and their respective Representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations with any parties other than Parent and Merger Sub (and their respective Affiliates and Representatives) existing on the date hereof with respect to any Acquisition Proposal.

Section 6.6.	National Security Requirements.

(a)       Parent and Presstek have filed with CFIUS a joint voluntary notice pursuant to the CFIUS Process with respect to the transactions contemplated by this Agreement. Parent and Presstek shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS Process within five (5) Business Days of receiving such request. Parent and Presstek, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the CFIUS Process as promptly as practicable.

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(b)       Parent and Merger Sub shall, provided that the Company and its Affiliates provide any information or documents requested by the Parent or Merger Sub and unless it is not prohibited by any confidential agreement with third party: (i) as promptly as practicable, but in no event later than the fifteenth (15th) Business Day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable National Security Laws and Regulations (other than filings with CFIUS referenced in Section 6.6(a), which have been made as at the date hereof) in connection with this Agreement and the transactions contemplated hereby; (ii) take all reasonable actions necessary to obtain the required consents, approvals, or notifications under any applicable National Security Laws and Regulations, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with (or have requested a reduction in the scope of) any formal request within relevant regulatory timeframes for additional information or documentary material received by it or any of its Affiliates from any National Security Authority; and (iv) consult and cooperate with the Company, and consider in good faith the views of the Company, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any National Security Laws and Regulations.

(c)       The Company shall (A) as promptly as practicable, but in no event later than the fifteenth (15th) Business Day following the date hereof, take all actions necessary to file or cause to be filed the filings required, or requested, of it or any of its Affiliates under any applicable National Security Laws and Regulations (other than (i) filings with CFIUS referenced in Section 6.6(a), which have been made as at the date hereof and (ii) the required notification to the US State Department Directorate of Defense Trade Controls of the acquisition of the Company by a foreign-controlled entity, pursuant to Section 122.4(a) of the US International Traffic in Arms Regulations, which is due no later than five (5) days after Closing) in connection with this Agreement and the transactions contemplated hereby; and (B) consult and cooperate with Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any National Security Laws and Regulations. Each of Parent and the Company will promptly notify the other parties hereto of any written communication made to or received by either Parent and/or the Company, as the case may be, from any National Security Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable and legal, permit the other parties hereto to review in advance any proposed written communication to any such National Security Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such National Security Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such National Security Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such National Security Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 6.7.	Employee Benefits.

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(a)       The Surviving Corporation shall maintain all of the Company’s current group severance, separation or salary continuation plans, programs or arrangements and any and all Employee Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Existing Benefit Plan”), unless Parent, after consulting with Presstek and reviewing any notice periods applicable to the termination of an Existing Benefit Plan, provides written notice to the Company at least five (5) Business Days (or such longer period of time required by the terms of any such Existing Benefit Plan in order to terminate such plan) prior to the Closing that any such Existing Benefit Plan shall be terminated prior to the Closing. If Parent provides the Company with written notice that an Existing Benefit Plan shall be terminated prior to the Closing, the Company shall provide Parent with evidence that such Existing Benefit Plan has been terminated, effective as of no later than the day immediately preceding the Closing Date, pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent, which shall not be unreasonably withheld. The Company shall take such other actions in furtherance of terminating such Existing Benefit Plans as Parent may reasonably require.

(b)       For at least one (1) year following the Effective Time, Parent or the Surviving Corporation shall provide or cause to be provided to all current employees of the Company who are employed by Parent, the Surviving Corporation, or a Subsidiary of Parent on or after the Effective Time (the “Company Employees”) with substantially the same salary or wage level, bonus opportunity and benefits in the aggregate, as those provided by the Company to the Company Employees prior to the Effective Time (and prior to the termination of any Existing Benefit Plan pursuant to Section 6.7(a)). Without limiting the generality of the foregoing, (i) the Surviving Corporation shall keep or cause to be kept in effect for at least one (1) year following the Effective Time severance plans, practices and policies applicable to Company Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Company Employees and (ii) the Surviving Corporation shall ensure that all Company Employees who were notified of their target bonuses for the current fiscal year receive annual bonuses at least equal to the bonuses to which such employees would be entitled under the applicable bonus arrangements of the Company as of the date hereof, or, if higher, such target bonus; provided that nothing in this Section 6.7(b) shall preclude Parent, the Surviving Corporation or a Subsidiary of Parent from terminating the employment of any Company Employee after the Effective Time.

(c)       Following the Effective Time, (i) the Surviving Corporation shall ensure, or cause to ensure, that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate and (ii) the Surviving Corporation shall provide or cause to be provided, that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Effective Time shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(d)       With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by the

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Company, the Surviving Corporation shall grant, or cause to be granted to, all Company Employees from and after the Effective Time credit for all service with the Company, and its respective predecessors, prior to the Effective Time for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance), to the extent permitted by law and except where doing so would cause a duplication of benefits.

Section 6.8.     Public Announcements. Parent, Merger Sub, Presstek and the Company each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of prior written consent from the other parties to this Agreement, unless required by applicable Law.

Section 6.9.     Notification of Certain Matters. Parent, on the one hand, and the Company and Presstek, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Parent and/or Merger Sub, to the Knowledge of Presstek or the Knowledge of the Company, threatened in writing against the Parent and/or Merger Sub, Presstek or the Company, as the case may be, or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VII not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

Section 6.10.   Transfer Taxes. Notwithstanding anything herein to the contrary, all stamp, transfer, documentary, sales and use, value added, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including the deemed sale of assets under Section 338(h)(10) of the Code) or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be borne equally by Parent (or the Surviving Corporation) and Presstek. The parties shall cooperate to obtain any available mitigation, reduction or exemption from any Transfer Taxes. The party customarily responsible for filing Returns with respect to such Transfer Taxes pursuant to applicable Laws shall properly file on a timely basis all necessary Returns and other documentation with respect to, any of the Transfer Taxes. The Party not filing such Returns shall remit its portion of the Transfer Taxes shown on such Returns to the filing Party no later than five (5) days prior to the date such Transfer Taxes are due.

Section 6.11.	Preservation of Records; Audit Assistance.

(a)       For a period of five (5) years after the Closing Date or such other longer period required by applicable Law, Parent, the Surviving Corporation and Presstek shall preserve and retain, all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Surviving Corporation (including any (i) documents relating to any governmental

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or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Returns, schedules, work papers and all other material records or other documents relating to Taxes of the Surviving Corporation) relating to the conduct of the business and operations of the Company prior to the Closing Date. The provisions of this Section 6.11 shall cease to apply in the event of a sale or disposition of the Surviving Corporation by Parent; provided, however, that Parent shall cause the subsequent owner(s) of such entity to assume the obligations of the Surviving Corporation set forth in this Section 6.11(a).

(b)       In the event and for so long as Parent, the Surviving Corporation or Presstek are actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

(c)       After the Closing Date, Presstek and its Representatives (including its outside accountants) shall have reasonable access, during normal business hours and upon reasonable notice, at its expense, to the Surviving Corporation’s books and records and to personnel of the Surviving Corporation and to any other information or personnel that Presstek reasonably requests, in connection with Presstek completing the audit of its accounts for the fiscal years ended January 3, 2009 and January 3, 2010. After the Closing Date, Parent and its Representatives (including its outside accountants) shall have reasonable access, during normal business hours and upon reasonable notice, at its expense, to the Surviving Corporation’s books and records in Presstek’s possession as of the Closing and to any other information or personnel that Parent reasonably requests.

(d)       After the Closing Date, each Party agrees to provide the other parties with such assistance as may be reasonably requested by such party or its Representative in connection with the preparation of any Return, any audit, inquiry or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company, including access to the books and records of the Surviving Corporation.

Section 6.12.   Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers or approvals of the counter-parties to any Material Contract included in Section 3.16 of the Disclosure Schedule reasonably requested by Parent. It is understood and agreed that neither Presstek nor the Company shall be required to incur any Liabilities in connection with obtaining such consents, waivers or approvals, agree to any amendment or modification to any such Material Contract in connection with obtaining such consent, waiver or approval, or take any other action (other than soliciting such consents, waivers or approvals from the counter-party to any such Material Contract) in order to fulfill its obligations under this Section 6.12. It is further understood and agreed that the receipt of any such consent shall not constitute a condition to the parties’ obligations to consummate the transactions contemplated by this Agreement and that the failure to obtain any such consent, waiver or approval shall not constitute a breach of this Agreement.

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Section 6.13.   Resignation of Officers and Directors. At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), the Company shall cause each officer and member of the Company Board to tender his resignation from such position effective immediately prior to the Effective Time. No such requested resignation of an officer of the Company shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 6.14.	Lease Agreement.

(a)       On or prior to the Closing Date, the Company and Presstek shall use their commercially reasonable efforts, and Parent and Merger Sub shall cooperate in connection therewith, to obtain Landlord’s approval of and signature to the assignment of the Lease Agreement, in the form attached hereto as Exhibit A (the “Lease Assignment”). In furtherance but not in limitation of the foregoing, Parent hereby agrees (i) to make its financial and other information available to the Landlord and the Landlord’s creditors prior to the Closing Date, if such information is requested by either the Landlord or the Landlord’s creditors; provided, that any Person receiving such information shall execute Parent’s standard form nondisclosure agreement as a condition to Parent’s obligation to deliver such information and (ii) to provide a parent guarantee from SELEX Sensors and Airborne Systems Limited, the direct parent company of Parent, guaranteeing all of the Company’s obligations under the Lease accruing from and after the Closing Date as additional security to obtain Landlord’s consent to the Lease Assignment.

(b)       Notwithstanding clause (a) above, in the event that, within thirty (30) days after the date of this Agreement, the Landlord has not provided its consent and signature to the Lease Assignment, (i) Presstek shall assign the Lease Agreement to the Company in accordance with Section 14.1 of the Lease Agreement pursuant to a lease assignment in the same form of the Lease Assignment except that Section 2 (Estoppel) and Section 5 (Consent and Release) therein shall be deleted, such lease assignment to be effective immediately prior to the Closing (the “Affiliate Lease Assignment”) and (ii) Presstek and the Company shall use their commercially reasonable efforts to obtain the Landlord’s written approval of the Affiliate Lease Assignment pursuant Section 14.2 of the Lease Agreement. The Company will not assume any obligations or liabilities arising out of any breach of the Lease Agreement or violation of law by Presstek prior to the Closing Date, including, without limitation, with respect to the presence, use, release or disposal of Hazardous Materials at the premises leased thereunder.

(c)       Notwithstanding clause (b) above, in the event that, within forty (40) days after the date of this Agreement, the Landlord has not provided its written approval of the Affiliate Lease Assignment, if applicable, pursuant Section 14.2 of the Lease Agreement, (A) the Lease Agreement will remain in the name of Presstek, (B) on the Closing Date, Presstek and the Company shall enter into a sublease mutually acceptable to Parent and Presstek and on the same terms and conditions as the Lease Agreement with only such modifications as may be necessary to reflect that it is a sublease under the Lease Agreement and expressly providing that the Company will not assume any obligations or liabilities arising out of any breach of the Lease Agreement or violation of law by Presstek prior to the Closing Date, including, without limitation, with respect to the presence, use, release or disposal of Hazardous Materials at the

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premises leased thereunder (the “Sublease Agreement”), such sublease to be effective immediately prior to the Closing. After the Closing, the parties will continue to use their commercially reasonable efforts to obtain the Landlord’s consent to the Lease Assignment on the terms and conditions described in this Section 6.14(a), and, in connection therewith Parent shall continue to offer to the Landlord the guarantee described in Section 6.14(a). The Sublease Agreement shall grant to the Company all of the rights of the lessee under the Lease Agreement from and after the Closing and will not impose on the Company or Presstek any obligations greater than the obligations of the lessee to the Landlord under the Lease Agreement. In the event the Sublease Agreement is required hereunder, Presstek agrees that it will not terminate or take any actions giving rise to a termination right under the Lease Agreement, amend or waive any provisions under the Lease Agreement or make any elections, exercise any right or remedy or give any consent or approval under the Lease Agreement without, in each instance, the prior written consent of the Surviving Corporation, as sublessee, which consent may be withheld in the Surviving Corporation’s sole and absolute discretion.

(d)       Presstek shall pay for all out-of-pocket costs incurred by the Company and Presstek in connection with obtaining the Lease Assignment, the Affiliate Lease Assignment or the Sublease Agreement, as the case may be, and for all costs and expenses of the Landlord in connection with obtaining such Lease Assignment, Affiliate Lease Assignment or Sublease Agreement, as the case may be.

Section 6.15.   Presstek’s Marks. As promptly as commercially practicable but in no event later than three (3) months after the Closing Date, Parent and the Surviving Corporation shall use commercially reasonable efforts to completely and permanently obliterate, mask or remove all Presstek’s Marks from all assets in the possession of or otherwise controlled by the Surviving Corporation, other than assets intended solely for internal use that are not visible to the public. On and after the Closing Date, except as expressly otherwise set forth in this Section 6.15 neither Parent nor the Surviving Corporation shall and shall permit any Affiliate to (a) use any of Presstek’s Marks as trademarks or service marks, (b) register or attempt to register the rights to any of Presstek’s Marks in any jurisdiction throughout the world, (c) in any way knowingly represent that it is, or otherwise knowingly hold itself out as being, affiliated with Presstek or any Affiliate thereof; or (d) challenge or assist any Person in challenging the rights of Presstek or its Affiliates to Presstek’s Marks. Neither Parent nor the Surviving Corporation shall be entitled to use any of Presstek’s Marks together with its own or any other trademarks, service marks, trade dress or logos on any stationery or advertising or in any other form or documentation. As soon as practicable after the Closing Date and not later than three (3) months thereafter, Parent shall cause the Surviving Corporation to (or the Surviving Corporation shall) take all actions necessary to change any names under which it conducts business to names that do not use any of Presstek’s Marks or any name confusingly similar to one of Presstek’s Marks. Presstek’s Marks are vested in and shall remain vested in Presstek and neither Parent, nor Merger Sub, nor the Surviving Corporation shall obtain any right, title, or interest in, or to, any of Presstek’s Marks. Each of Parent and the Surviving Corporation hereby acknowledges and agrees that neither it nor any Affiliate of Parent or the Surviving Corporation shall acquire any goodwill, rights or benefits arising from any use of Presstek’s Marks and that all such goodwill, rights and benefits shall accrue absolutely to Presstek.

Section 6.16.	Shareholders Approval; Consent to the Merger.

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(a)       Within five (5) Business Days following the date hereof, the Company shall, acting through the Company Board, duly call and give notice of a special meeting of its Shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the approval of the Shareholders of this Agreement and the Merger contemplated hereby in accordance with Sections 10-705 and 10-1103 of the ARS (the “Shareholder Approval”) and all other applicable provisions of the ARS (the notice of the Company Shareholders Meeting, the “Notice”). The Company shall ensure that the Company Shareholders Meeting shall be scheduled no later than the fifteenth (15th) day following the sending of the Notice; provided, that if such fifteenth (15th) day is not a Business Day, then such meeting shall be convened on the next succeeding Business Day. The Company shall ensure that the Notice contains all information required by, and otherwise complies with, all applicable Laws, including the ARS.

(b)       On the date specified in the Notice, the Company shall duly convene and hold the Company Shareholders Meeting. Presstek shall cause all Shares owned by Presstek to be voted in favor of the Merger and the Agreement in accordance with Section 10-1103 of the ARS. Unless this Agreement is terminated in accordance with Article VIII, the Company Board shall not modify in any way adverse to Parent or its Affiliates or withdraw such recommendations or abandon (or purport to so modify, withdraw or abandon) this Agreement or the Merger. Presstek shall promptly notify Parent of the results of the Company Shareholders Meeting.

Section 6.17.   Presstek Specific Inventory. Prior to the Closing, Presstek shall cause the Company to transfer all Presstek Specific Inventory to Presstek, without the payment of additional consideration to the Company. The Presstek Specific Inventory shall be delivered, at the Company’s expense, to such location as Presstek may specify. The Presstek Specific Inventory as of the date of this Agreement is set forth on Section 6.17 of the Disclosure Schedule.

Section 6.18.   Return of Assets. After the Closing, upon the completion of the Noveon Project, Presstek shall return all of the assets of the Surviving Corporation set forth on Section 6.18 of the Disclosure Schedule, as directed by, and at the sole expense of, the Surviving Corporation. The Surviving Corporation shall reimburse Presstek for any and all reasonable costs and expenses incurred by Presstek in connection with preparing such assets for shipment.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1.     Conditions to the Obligations of Parent, Merger Sub and the Company. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver by Parent, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)       Injunctions; Illegality; No Order; Approvals. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger. All authorizations, consents, orders,

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declarations or approvals of Governmental Entities under the antitrust Laws of Cyprus, Italy and Ukraine have been obtained, in order to consummate the Merger, without any remedies imposed on Parent, the Company or the Merger Sub by any Governmental Entity under the antitrust Laws of Cyprus, Italy and Ukraine that results in a Material Adverse Effect or has a material adverse effect on Parent or Merger Sub.

(b)       CFIUS. The Parent and Presstek shall have received written confirmation from CFIUS that CFIUS has reviewed the information provided to it regarding the transaction and based on its review and investigation, and after full consideration of all relevant national security factors, including the factors enumerated in subsection (f) of section 721, CFIUS has determined that there are no unresolved national security concerns with respect to the transaction.

(c)       Shareholder Approval. The Shareholders shall have approved by majority vote this Agreement and the Merger contemplated hereby.

Section 7.2.     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following further conditions:

(a)       Representations and Warranties; Covenants. (i) The representations and warranties of Presstek and the Company contained in Article III and the representations and warranties of Presstek contained in Article IV (disregarding, for this purpose, all exceptions in those representations and warranties relating to material, materiality, a Material Adverse Effect or any similar standards or qualifications, except for (A) the “in all material respects” qualification in the representation and warranty made in Section 3.5(a), (B) the “material” qualifier contained in the first sentence of Section 3.11(a), and (C) the “material” qualifier contained in Section 3.14(d) pertaining to the list of Company Intellectual Property Agreements) shall be true and correct as of the Effective Time with the same effect as though such representations and warranties were made as of the Effective Time, except to the extent that such representations and warranties expressly were made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date, except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) Presstek and the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Presstek and the Company as of the Closing.

(b)       No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(c)       Lease. In accordance with Section 6.14 hereof Presstek and the Company shall have executed and delivered to Parent (i) an executed copy of the Lease Assignment also executed by Landlord, (ii) an executed copy of the Affiliate Lease Assignment and the Landlord shall have executed and delivered to Parent its written approval of the form of Affiliate Lease Assignment, or (iii) an executed copy of the Sublease Agreement.

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(d)       Repayment of Indebtedness. The Company shall have paid off all Indebtedness of the Company, and delivered evidence, in form reasonably acceptable to Parent, that all amounts owed by the Company and all guarantees of the Company, if any, and any Liens on the properties or assets of the Company in favor of any creditors have been released and extinguished.

(e)       Resignation of Officers and Directors. Parent shall have received a written resignation from the officers and directors of the Company effective as of the Effective Time, pursuant to Section 6.13.

(f)        Refinancing. Presstek shall have refinanced the Existing Credit Facility on terms and conditions substantially similar to those described in Section 7.2(f) of the Disclosure Schedule.

(g)       Environmental Matters. If the Report indicates that any Remedial Action is required, Parent shall have a received:

(i)	a Closure Report; or

(ii) a counterpart of the Escrow Agreement executed by each of Presstek and the Escrow Agent, pursuant to Section 6.1(b), in the event that any required Remedial Action has not been completed or the conditions at the Company Facilities have not been brought into compliance with Environmental Laws within ten (10) business days prior to the Closing Date.

Section 7.3.     Condition to the Obligations of Presstek and the Company. The obligations of Presstek and the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further condition:

(a)       Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub contained in Article V shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger as of the Closing.

Section 7.4.     Frustration of Closing Conditions. None of Parent, Presstek, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

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ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)	by mutual written consent of the Company, Presstek and Parent;

(b)       by either Parent, on the one hand, or the Company and Presstek, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate pursuant to this Section 8.1(b) shall have complied with its obligations, if any, under Section 6.4 and Section 6.6 in connection with such Law or Order; or

(c)       by either Parent, on the one hand, or the Company and Presstek, on the other hand, if the Effective Time shall not have occurred on or prior to March 15, 2010 (the “End Date”); provided, that neither Parent, on the one hand, nor the Company or Presstek, on the other hand, may terminate this Agreement pursuant to this Section 8.1(c) if such party is in breach of this Agreement;

(d)       by the Company and Presstek, if: (i) any of the representations and warranties of Parent or Merger Sub contained in Article V shall fail to be true and correct or (ii) there shall be a breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7.3(a) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (y) the day that is five (5) Business Days prior to the End Date; provided, that neither Presstek nor the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the Company or Presstek is in material breach of this Agreement;

(e)       by Parent, if: (i) any of the representations and warranties of the Company or Presstek contained in Article III or Article IV shall fail to be true and correct or (ii) there shall be a breach by the Company or Presstek of any covenant or agreement of the Company or Presstek in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (y) the day that is five (5) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is in material breach of this Agreement;

(f)        by the Company and Presstek, (i) within five (5) Business Days following delivery of the Report to Presstek by the Consultant, if a Presstek Triggering Event has occurred or (ii) if (A) the Report indicates that further environmental diligence beyond the scope of the Additional Diligence is recommended by the Consultant or is required under applicable

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Environmental Laws based on the results of the Additional Diligence, (B) Parent has not terminated this Agreement pursuant to Section 8.1(g) and (C) within (10) Business Days following delivery of the Report to Presstek by the Consultant, the scope of such further environmental diligence beyond the scope of the Additional Diligence has not been agreed to by Presstek and Parent; or

(g)       by Parent, (i) within five (5) Business Days following delivery of the Report to Parent by the Consultant, if a Parent Triggering Event has occurred or (ii) if (A) the Report indicates that further environmental diligence beyond the scope of the Additional Diligence is recommended by the Consultant or is required under applicable Environmental Laws based on the results of the Additional Diligence, (B) Presstek has not terminated this Agreement pursuant to Section 8.1(f) and (C) within (10) Business Days following delivery of the Report to Presstek by the Consultant, the scope of such further environmental diligence beyond the scope of the Additional Diligence has not been agreed to by Presstek and Parent.

Section 8.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Parent, on the one hand, or the Company and Presstek, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub, the Company or Presstek, except that Section 6.2, Article XI and this Section 8.2 shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of such party’s breach of any provision of this Agreement or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.1.	Tax Returns.

(a)       Presstek shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local and foreign Returns that are required to be filed by or with respect to the income, assets, properties and operations of the Company for all taxable years or other taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”). Except as provided in the preceding sentence, Parent shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local and foreign Returns that are required to be filed by or with respect to the income, assets, properties and operations of the Company or any successor thereto for any taxable year or other taxable period. Any Return required to be filed with respect to the Company or the Surviving Corporation relating to any taxable year or period beginning on or before and ending after the Closing Date (the “Overlap Period”) and prepared by Parent shall

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be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Presstek for Presstek’s approval not less than thirty (30) days prior to the due date for the filing of such Return, which approval shall not be unreasonably withheld or delayed. Presstek shall have the option of providing to Parent, at any time at least fifteen (15) days prior to the date such Return is due to be filed (taking into account any valid extensions), written instructions as to how Presstek wants any, or all, of the items for which Presstek may be liable reflected on such Return. Parent shall, in preparing such Return, cause the items for which Presstek is liable hereunder to be reflected in accordance with Presstek’s instructions (unless, in the opinion of nationally recognized tax counsel to Parent, complying with Presstek’s instructions would likely subject Parent to any criminal penalty or to civil penalties under Sections 6662 though 6664 of the Code or similar provisions of applicable Laws) and, in the absence of having received such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law.

(b)       Within one hundred twenty (120) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and provide to Presstek a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Presstek or an Affiliate of Presstek to enable Presstek or an Affiliate of Presstek to prepare and file all Returns required to be prepared and filed by it pursuant to Section 9.1(a). The Tax Package shall be prepared in good faith in a manner consistent with past practice.

Section 9.2.	Controversies.

(a)       Presstek shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company or the Surviving Corporation for which Presstek is obligated to indemnify Parent under Section 9.4(a), and Presstek shall be entitled to any Tax refund relating to such Taxes, including, for the avoidance of doubt, any Tax refunds relating to Arizona property Taxes that are attributable to a Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date.

(b)       Except as provided in Section 9.2(a), Parent shall have the exclusive authority to control any audit or examination by any tax authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Company or the Surviving Corporation.

Section 9.3.     Notification. Parent, the Surviving Corporation and their Affiliates shall promptly forward to Presstek all written notifications and other communications from any taxing authority received by the Company relating to any Tax audit or other proceeding relating to the Tax liability of the Company with respect to a Pre-Closing Period or the portion of the Overlap Period ending on and including the Closing Date. The failure of Parent, the Surviving Corporation or any of their Affiliates to give Presstek such written notice shall excuse Presstek from its obligations under Section 9.4 hereof with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication if the failure to

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provide such written notice adversely affected the ability of Presstek to contest any claim arising from such Tax audit or other proceeding.

Section 9.4.	Payment of Taxes.

(a)       Presstek shall be responsible for and shall indemnify and hold harmless Parent from and against, and shall pay, all Taxes of the Company, Merger Sub and the Surviving Corporation: (i) attributable to any Pre-Closing Period and, with respect to the Overlap Period, the portion of such taxable year or taxable period ending on and including the Closing Date; (ii) asserted pursuant to Treas. Reg. Section 1.1502-6 (or a comparable provision of applicable Law) by virtue of the Company being or having been a member of a consolidated, combined, affiliated, unitary or other Tax group on or prior to the Closing Date, to the extent the Company is liable for the Taxes of a Person other than the Company; or (iii) imposed on the deemed sale of assets for federal income tax purposes resulting from the election made under Section 338(h)(10) of the Code (with respect to the Company) on Form 8023 pursuant to Section 9.7; provided, however, that Presstek shall not be liable for, and shall not indemnify, Parent for any liability for Taxes resulting from transactions or actions taken by Parent or the Surviving Corporation on the Closing Date that are taken after the Closing, except for transactions or actions undertaken in the ordinary course of business on the Closing Date (any such liability for Taxes, other than Taxes with respect to transactions or actions undertaken in the ordinary course of business on the Closing Date, a “Post-Closing Tax Liability”).

(b)       Parent shall be responsible for and shall pay or cause to be paid all Taxes relating to the Company or the Surviving Corporation, excluding Taxes for which Presstek is responsible under Section 9.4(a) (such non-excluded Taxes, “Parent Taxes”). Parent and the Surviving Corporation shall indemnify and hold harmless the Equityholders against all Parent Taxes (including Post-Closing Tax Liabilities) and Transfer Taxes for which Parent (or the Surviving Corporation) is responsible pursuant to Section 6.10.

(c)       All amounts paid by Presstek or Parent pursuant to this Section 9.4 or Article X shall, to the extent permitted by applicable Law, be treated as adjustments to the Initial Purchase Price for all Tax purposes.

Section 9.5.     Apportionment of Taxes. Any Taxes with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between Presstek and Parent as follows: (a) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis and (b) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.

Section 9.6.     Carrybacks. Neither the Parent nor the Surviving Corporation shall carry back any net operating loss or other item or attribute from any taxable year or other taxable period ending after the Closing Date to a Pre-Closing Period.

Section 9.7.     Section 338 Election. Presstek and Parent shall jointly complete and make an election under Section 338(h)(10) of the Code (with respect to the Company) on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service,

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and shall jointly make an election in the manner required under any analogous provisions of state or local law as Parent shall designate or as shall be required, concerning the transactions contemplated by this Agreement. Parent shall, with the assistance and cooperation of Presstek, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and Parent shall deliver such forms and related documents to Presstek at least sixty (60) days prior to the due date of filing. Presstek shall deliver to Parent at least forty-five (45) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law). Parent and Presstek shall use their reasonable best efforts to agree, as soon as practicable after Closing but in no event later than one hundred and twenty (120) days following the Closing Date, on the computation of the aggregate deemed sale price (“ADSP”) (as defined under Treasury Regulations Section 1.338-4).

Section 9.8.	Valuation and Allocation.

(a)       Presstek and Parent agree that Parent shall prepare or cause to be prepared an initial valuation of assets and allocation of Initial Purchase Price, as adjusted hereunder, of the Company for purposes of Section 338 of the Code. Parent shall provide Presstek with drafts of such valuation of assets and allocation of ADSP within one hundred and twenty (120) days after the Closing Date. Presstek shall have forty-five (45) days to provide Parent with any objections to such drafts. If Presstek shall object to the computation or allocation by Parent of such amounts, and Parent and Presstek shall not reach agreement on the computation or allocation within thirty (30) Business Days after notification by Presstek of his objection, Parent and Presstek shall submit the issue to arbitration by the Arbitrator for resolution of the disagreement within ten (10) days, it being agreed that Parent and Presstek will jointly share the fees and expenses of such accounting firm. The valuations and allocations determined pursuant to this Section 9.8(a) shall be used for purposes of all relevant Returns, reports and filings.

(b)       This Agreement shall constitute the Company’s plan of complete liquidation for purposes of Section 332 of the Code.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1.	Survival of Representations and Warranties.

(a)       The respective representations and warranties of the Company, Presstek, Parent and Merger Sub contained in Article III, Article IV and Article V or in any Officer’s Certificate (as defined below) and any obligation of a party hereto to indemnify the other party in respect of any breach of Section 6.4 (Reasonable Best Efforts), Section 6.5 (Exclusivity) or Section 6.8 (Public Announcements) (each, a “Pre-Closing Covenant”) shall survive for a period of twelve (12) months following the Closing Date (the expiration of such twelve (12) month period, the “Survival Date”); provided, however, that the representations and warranties in Section 3.11 (Employee Benefit Plans); Section 3.13 (Tax Matters) and Section 3.17 (Environmental; Worker Health and Safety) shall survive until the expiration of the applicable statute of limitations (together, the “Specified Representations”); and, provided further, that the

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representations and warranties in Section 3.2(a) (Authorization) and Section 3.3 (Capital Stock) shall survive indefinitely.

(b)       Any claims under this Agreement with respect to a breach of a representation and warranty or Pre-Closing Covenant, as the case may be, must be asserted by written notice delivered prior to 5:00 P.M., Eastern Time, on the Survival Date and, with respect to the Specified Representations, on or prior to 5:00 P.M. Eastern Time, on the date that is thirty (30) days after the expiration of the applicable statute of limitations, respectively; and, if such a notice is timely given, the survival period with respect to such representation and warranty or Pre-Closing Covenant, as the case may be, shall continue until such claim is fully and finally resolved.

Section 10.2.	Indemnification by Presstek.

(a)       Subject to the provisions of this Article X, from and after the Closing, Presstek agrees to, and shall indemnify, and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Parent Indemnified Parties”), harmless against any and all Losses incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of: (i) the breach or inaccuracy of any representation or warranty of the Company or Presstek contained in Article III and Article IV or contained in the certificate delivered by the Company pursuant to Section 2.9(b)(xii) or Presstek pursuant to Section 2.9(b)(xiii) (each an “Officer’s Certificate’) (it being understood that the Parent Indemnified Parties shall be entitled to indemnification for (A) breaches or inaccuracies of representations and warranties as if made as of the Closing Date, except to the extent that such representations and warranties expressly were made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date, and (B) any Losses arising from or relating to curing, on or prior to the Closing Date, the breach of any representation or warranty when made that have not been paid prior to the Closing); (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement; (iii) any failure by Presstek to perform or comply with any covenant applicable to it contained in this Agreement; (iv) the amount of any Excess Dissenting Share Payments and any Losses arising therefrom; (v) any Minority Equityholder Claims; (vi) any failure of the representations or warranties of the Company or Presstek contained in Section 3.11(g) to be true and correct; (vii) any conditions or circumstances existing on the Company Facilities as of the Effective Time that require Remedial Action under any Environmental Laws in effect as of the Effective Time or any violation of Environmental Laws in respect of the Company Facilities as of the Effective Time; and (viii) all obligations under the Lease Agreement that first arose prior to the Effective Time.

(b)

(i)  Losses that would otherwise be subject to indemnification by Presstek under Section 10.2(a)(vii), Section 10.2(a)(viii) (with respect to environmental matters) or on account of any breach or inaccuracy of the representations or warranties of the Company or Presstek contained in Section 3.17 shall not be subject to indemnification by Presstek to the extent (i) any Parent Indemnified Parties exacerbate or worsen any conditions or circumstances which cause any additional Remedial Costs, or (ii) such Losses are not Remedial Costs. Without

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limiting the foregoing, Parent Indemnified Parties shall not be entitled to indemnification for any matter, event, circumstance or condition in the event the Parent Indemnified Parties (A) undertake any Remedial Action or initiate any environmental investigation unless required by applicable Environmental Law, by a Governmental Entity acting under applicable Environmental Laws or with the prior written consent of Presstek, which consent may be granted or withheld in its sole and absolute discretion, or (B) importune any Governmental Entity or other Person to require such Remedial Action or to initiate an Environmental Claim.

(ii) In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, Presstek shall have the right, in its sole discretion, to undertake and implement any Remedial Action with respect to, or otherwise bring into compliance with Environmental Laws, any matter indemnified under Section 10.2(a)(vii) or Section 10.2(a)(viii) or in respect of any failure of the representations and warranties in Section 3.17 to be true and correct, or to defend against any Environmental Claim in respect of an environmental matter indemnified under Section 10.2(a)(vii) or Section 10.2(a)(viii) or in respect of any failure of the representations and warranties in Section 3.17 to be true and correct. In the event Presstek elects to exercise its rights under this Section 10.2(b)(ii) to undertake or implement any Remedial Action with respect to, or to otherwise bring into compliance with Environmental Laws, any condition or circumstance at the Company Facilities, Presstek shall be permitted to engage an environmental consultant at its sole and absolute discretion to undertake such work and any related environmental sampling or analysis (and in so doing shall have the obligation to prosecute such work to completion) and Parent and the Surviving Corporation agree to comply and cooperate with Presstek in connection with such matters, at no cost to Parent or the Surviving Corporation, including keeping the Landlord informed of any action being taken by Presstek pursuant to this Section 10.2(b)(ii), executing any documents needed to effectuate, and granting Presstek and its Representatives access to undertake, any Remedial Action or other action required to be undertaken to satisfy its obligations under Section 10.2(a)(vii) or Section 10.2(a)(viii) with respect to such matter or in respect of any failure of the representations and warranties in Section 3.17 to be true and correct. In addition to the foregoing, Parent and the Surviving Corporation shall not be permitted to amend any provision of the Lease Agreement that would increase Presstek’s obligation to incur any Remedial Costs without the prior written consent of Presstek, which consent may be granted or withheld in its sole and absolute discretion. In the event Presstek elects to exercise its rights under this Section 10.2(b)(ii) and undertake or implement any Remedial Action with respect to, or to bring into compliance with Environmental Laws, any condition or circumstance at the Company Facilities, Presstek shall consult with Parent and the Surviving Corporation prior to undertaking any such actions, shall provide Parent and Surviving Corporation with a reasonable opportunity to review and comment on any Remedial Action or compliance activity before undertaking such action or activity and shall in all events undertake such actions and activities in a manner than minimizes, to the extent reasonably possible, any interference with the use or operation of the Company Facility in question by the Parent, Surviving Corporation or any other occupant thereof.

Section 10.3.   Indemnification by Parent. Subject to the provisions of this Article X, from and after the Closing, Parent agrees to, and shall indemnify, and hold the Equityholders and each of their respective officers and directors harmless against any Losses incurred by them as a result of: (a) any failure of any representation or warranty made by Parent or Merger Sub contained in this Agreement or in any certificate or other instruments delivered by or on behalf

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of the Company pursuant to this Agreement to be true and correct on and as of the Closing Date; and (b) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement.

Section 10.4.   Limitation on Indemnification; Mitigation. Notwithstanding anything to the contrary contained in this Agreement, Presstek shall not be liable for any claim for indemnification pursuant to Section 10.2, unless and until one or more Claim Certificates (as defined below) identifying Qualifying Losses under Section 10.2 hereof in excess of $80,000 in the aggregate (the “Threshold Amount”) has or have been delivered to Presstek pursuant to Section 10.6, in which case Parent shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses; provided, that Presstek shall only be liable for any individual Loss (that is not related to any other Loss) in excess of $5,000 (a “Qualifying Loss”). Notwithstanding anything herein to the contrary, a Parent Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (iii), (iv), (v), (vi) and (vii) of Section 10.2(a) hereof, and (B) Losses resulting from any breach of representation or warranty contained in Section 3.1 (Good Standing; Good Standing and Corporate Power), Section 3.2(a) (Authorization), and Section 3.15 (Broker’s or Finder’s Fee).

(a)       Parent acknowledges and agrees that Presstek shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Parent, the Surviving Corporation or any other Person (other than the Company prior to the Closing in breach of this Agreement) after the Closing Date. Parent shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

(b)       Presstek acknowledges and agrees that Parent shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to any action taken by Presstek or any other Person (other than Parent, Merger Sub or the Surviving Corporation in breach of this Agreement) after the Closing Date. Presstek shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

Section 10.5.   Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.4(a) or (b), Section 10.2 or Section 10.3 shall be net of (a) any accruals or reserves on the Financial Statements referenced in Section 3.5, (b) any amount which has been taken into account in determining the Final Purchase Price, (c) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (d) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (c) and (d), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.4(a) or (b), Section 10.2 or Section 10.3 is determined after payment by the

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Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to Section 9.4 or this Article X, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to Section 9.4 or this Article X had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 9.4(a) or (b), Section 10.2 or Section 10.3.

Section 10.6.	Indemnification Procedure.

(a)       Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.4(a) or (b), Section 10.2 or Section 10.3 hereof (each, an “Indemnified Party”), including, any claim by a third party described in Section 10.7, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)  state that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third-Party Claim and paid invoices for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)       In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 11.8.

(c)       Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim

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Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 10.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 10.7(a), are hereinafter referred to, collectively, as “Agreed Claims”. Within five (5) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 10.7.	Third-Party Claims.

(a)       If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article X, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, but not the obligation, in its sole discretion, to conduct, control and settle or compromise, without the consent of the Indemnified Party, through counsel of its choosing, any third-party claim, action, suit or proceeding, other than any claim, action, suit, or proceedings related to Taxes (a “Third-Party Claim”); provided, that, the Indemnifying Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, where the terms of such settlement or compromise include monetary relief to be provided to the third party that is not fully indemnified by the Indemnifying Party hereunder; provided, however, that the Indemnifying Party may not assume the defense of a Third-Party Claim if such Third-Party Claim seeks (as its principal remedy) any injunction, declaratory judgment or other non-monetary order or equitable relief against the Indemnified Party, and provided, further, that the Indemnifying Party may not settle or consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third-Party Claim without the prior written consent of the Indemnified Party. Subject to the foregoing, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose, and the Indemnified Party shall have the right to settle such Third-Party Claim with the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(b)       The parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

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Section 10.8.	Sole Remedy.

(a)       The parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in Section 9.4 and this Article X shall be the sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement or the Officer’s Certificate, without limiting the terms of any other agreement entered into by the parties hereto.

Section 10.9.	Maximum Payments.

(a)       Except as set forth in Section 10.9(b), Section 10.9(c) and Section 10.9(d) hereof, the maximum amount an Parent Indemnified Party may recover from Presstek pursuant to the indemnity set forth in Section 10.2 for Losses shall be $1,600,000. Except as set forth in Section 10.9(b), (c) or (d) hereof, the maximum amount that may be recovered from Parent for Losses pursuant to the indemnity set forth in Section 10.3 shall be $1,600,000.

(b)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of Presstek or Parent in respect of Losses arising out of any fraud or intentional misrepresentation on the part of Presstek or the Company, on the one hand, or Parent on the other hand.

(c)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of Presstek in respect of (i) Losses arising out of breaches of the representations and warranties contained in Section 3.3 (Capital Stock) or Section 3.17 (Environmental Matters; Worker Health and Safety) or (ii) Losses incurred pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii) or (viii) of Section 10.2(a) hereof.

(d)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of Parent in respect of Losses incurred pursuant to Section 10.3(b) hereof.

(e)       Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of (i) Presstek under Section 9.4(a) or (ii) Parent under Section 9.4(b).

ARTICLE XI

MISCELLANEOUS

Section 11.1.   Fees and Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, other than any Transaction Expenses of the Company, which shall be paid by Presstek.

Section 11.2.   Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Company Board or the boards of directors of Parent or Merger Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

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(b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.3.   Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)	if prior to the Closing, to the Company, at:

Presstek, Inc.

10 Glenville Street, 3rd Floor

Greenwich, CT 06831

Attention:	James R. Van Horn, Esq.

Fax: (203) 769-8099

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:	John M. Reiss, Esq.
Daniel M. Latham, Esq.

Fax: (212) 354-8113

or

(b)	if to Presstek at:

Presstek, Inc.

10 Glenville Street, 3rd Floor

Greenwich, CT 06831

Attention:	James R. Van Horn, Esq.

Fax: (203) 769-8099

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:	John M. Reiss, Esq.

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Daniel M. Latham, Esq.

Fax: (212) 354-8113

(c)       if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:

SELEX Sensors and Airborne Systems (US) Inc.

201 12th Street South

Arlington, Virginia 22202

Attention: Chief Executive Officer

Fax: (703) 418-7667

with a copy (which shall not constitute notice) to:

SELEX Sensors and Airborne Systems Limited

Christopher Martin Road

Basildon Essex

SS143EL

United Kingdom

Attention: Tony Pettit

Fax: 44-1268-885232

and

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron J. Alter, Esq.

Fax: (650) 493-6811

or

(d)	if to Parent Guarantor, at:

Christopher Martin Road

Basildon Essex

SS143EL

United Kingdom

Attention: Tony Pettit

Fax: 44-1268-885232

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

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Attention: Aaron J. Alter, Esq.

Fax: (650) 493-6811

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 11.3 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

Section 11.4.   Entire Agreement. This Agreement, the Exhibits and the Disclosure Schedule, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by any party (other than by operation of law), except that Parent may assign its rights and delegate its obligations hereunder to its wholly-owned Subsidiaries as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

Section 11.5.   Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties. Any attempted assignment in violation of this Section 11.5 will be void.

Section 11.6.   Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 11.7.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided, that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

Section 11.8.   Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE ARS SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER. THE STATE OR FEDERAL COURTS LOCATED WITHIN     NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT

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IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.9.   Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 11.10. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or Presstek to cause Parent and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.11. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives, and agrees to cause its Subsidiaries to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

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Section 11.12. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.14. Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

ARTICLE XII

GUARANTEES OF PARENT GUARANTOR

Section 12.1.   Guarantee of Parent Guarantor. Parent Guarantor is executing this Agreement to guarantee the performance of Parent, Merger Sub and the Surviving Corporation hereunder. Parent Guarantor hereby guarantees unconditionally and as a primary obligation that Parent, Merger Sub and the Surviving Corporation shall perform (i) all their obligations and assume all their Liabilities contained in this Agreement, and (ii) if the Affiliate Lease Assignment or the Sublease Agreement is entered into pursuant to Section 6.14(b) or Section 6.14(c), all of the obligations of the Surviving Corporation as “Lessee” under the Lease Agreement (or the Sublease Agreement, if applicable) first accruing on or after the Closing Date until the Landlord has released Presstek from all of the obligations of the Lease Agreement on the part of the “Lessee” first accruing on or after the Closing Date (the “Guaranteed Obligations”). If Parent, Merger Sub or the Surviving Corporation fails to perform any such obligations and Liabilities, Parent Guarantor shall upon the written request of Presstek, immediately perform such obligations. Notwithstanding anything in this Article XII to the contrary, Parent Guarantor shall be entitled to the same defenses to performance and payment under this Article XII as Parent, Merger Sub and the Surviving Corporation would otherwise be entitled to under this Agreement or, if the Affiliate Lease Assignment or the Sublease Agreement is entered into pursuant to Section 6.14(b) or Section 6.14(c), the “Lessee” would be entitled to under the Lease Agreement for all of the obligations of the Lease Agreement on the part of the “Lessee” first accruing on or after the Closing Date. Parent Guarantor shall only be deemed to be a party to this Agreement for purposes of this Article XII.

Section 12.2.   Guarantee of Payment and Performance. This Article XII is a guarantee of payment and performance and not of collection. There are no conditions precedent to the enforcement of this Article XII. The obligations of Parent Guarantor hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

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(a)       any invalidity, illegality or unenforceability against Parent, Merger Sub or the Surviving Corporation of (i) this Agreement and (ii) the Affiliate Lease Assignment or the Sublease Agreement, if entered into pursuant to Section 6.14(b) or Section 6.14(c);

(b)       any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of (i) this Agreement and (ii) the Affiliate Lease Assignment or the Sublease Agreement, if entered into pursuant to Section 6.14(b) or Section 6.14(c), whether or not Parent Guarantor received notice of the same and Parent guarantor waives all need for notice of the same;

(c)       any exercise or non-exercise by Presstek of any right or privilege under (i) this Agreement and (ii) the Affiliate Lease Assignment or the Sublease Agreement, if entered into pursuant to Section 6.14(b) or Section 6.14(c), or any notice of such exercise on non-exercise;

(d)       any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Guaranteed Obligation by Presstek;

(e)       any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Surviving Corporation;

(f)        any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or the Surviving Corporation or any of their assets or any resulting release or discharge of any Guaranteed Obligation;

(g)       any requirement that Presstek exhaust any right or remedy or take any action against Parent, Merger Sub, the Surviving Corporation or any other Person before seeking to enforce the obligations of Parent Guarantor under this Article XII;

(h)       the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Parent Guarantor may have at any time against Parent, Merger Sub, the Surviving Corporation or Presstek or any other Person, whether in connection herewith or any unrelated transactions;

(i)        any other act or failure to act or delay of any kind by Parent or Merger Sub, the Surviving Corporation or Presstek or any other Person; or

(j)        any other circumstance whatsoever that might, but for the provisions of this Article XII, constitute a legal or equitable discharge of the Guaranteed Obligations or the obligations of Parent Guarantor hereunder, including but not limited to all defenses of a surety.

Section 12.3.   Due Organization, Good Standing and Corporate Power. Parent Guarantor is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is incorporated (or if not a corporation, organized) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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Section 12.4.   Authorization; Noncontravention. Parent Guarantor has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent Guarantor, the consummation by it of the transactions contemplated hereby and the performance by it of its obligations hereunder have been duly authorized and approved by the board of directors of Parent Guarantor. No other corporate action on the part of Parent Guarantor is necessary to authorize the execution, delivery and performance of this Agreement by Parent Guarantor and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent Guarantor and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate or articles of incorporation or by-laws (or other comparable documents) of Parent Guarantor, as amended to the date of this Agreement, (b) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent Guarantor under, any Contract to which Parent Guarantor is a party or by which Parent Guarantor or any of its assets is bound or subject, or (c) contravene any Law or any Order currently in effect.

Section 12.5.   Funds. As of the date hereof, on the Closing Date and thereafter, Parent Guarantor has and will have sufficient funds to perform its obligations under (i) this Agreement and (ii) the Affiliate Lease Assignment or the Sublease Agreement, if entered into pursuant to Section 6.14(b) or Section 6.14(c).

Section 12.6.   Effectiveness of Parent Guarantee. This Article XII shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by Presstek for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent, Merger Sub or the Surviving Corporation, or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, Parent, Merger Sub or the Surviving Corporation or any substantial part of its property, or otherwise, all as though such payments had not been made. Guarantor agrees that it will indemnify Presstek on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Presstek in connection with such rescission or restoration which amounts shall be in addition to all other obligations hereunder. If Presstek is required to refund part or all of any payment of Parent or Merger Sub with respect to any of the Guaranteed Obligations, such payment shall not constitute a release of Parent Guarantor from any liability hereunder, and Parent Guarantor’s liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner. For the avoidance of doubt, nothing in this Article

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XII shall be construed to require Guarantor to incur any obligations or Liabilities that exceed the Guaranteed Obligations.

*          *          *          *          *

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IN WITNESS WHEREOF, each of Parent, Merger Sub, Parent Guarantor, the Company and Presstek has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

LT ACQUISITION CORP.

By: /s/ Wayne Landman

Name: Wayne Landman

Title: President

SELEX SENSORS AND AIRBORNE

SYSTEMS (US) INC.

By:	/s/ Wayne Landman

Name: Wayne Landman

Title: CFO/Acting CEO

SELEX SENSORS AND AIRBORNE SYSTEMS LIMITED

By: /s/ A.M. Pettit

Name: A.M. Pettit

Title: VP Mergers Acquisitions

LASERTEL, INC.

By:	/s/ J A Cook

Name: J A Cook

Title: Direcotr

PRESSTEK, INC.

By: /s/ J A Cook

Name: J A Cook

Title: EVP & CFO

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ANNEX A

Defined Terms	Section

Acquisition Proposal	Section 6.5
ADSP	Section 9.7
Affiliate Lease Assignment	Section 6.14(b)
Agreed Claims	Section 10.6(c)
Agreement	Preamble
Annexes	Section 1.4
ARS	Recitals
Articles of Merger	Section 2.1(a)
Balance Sheet Date	Section 3.5(a)
Claim Certificate	Section 10.6(a)
Closing	Section 2.9(a)
Closing Date	Section 2.9(a)
Collateral Source	Section 10.5
Company	Preamble
Company Assets	Section 3.26
Company Charter Documents	Section 3.2(b)
Company Employees	Section 6.7(b)
Company Facilities	Section 3.19
Company Intellectual Property Agreements	Section 3.14(d)
Company Registered Intellectual Property	Section 3.14(c)
Company Shareholders Meeting	Section 6.16(a)
Consultant Initial Estimate	Section 6.1(a) of the Disclosure Schedule
Determination	Section 2.11(d)
Disclosure Schedule	Article III
Dissenting Shareholders	Section 2.7(a)
Dissenting Shares	Section 2.7(a)
Effective Time	Section 2.1(a)
Emitter Array Patent License Agreement	Section 2.9(b)(v)
End Date	Section 8.1(c)
Environmental Laws	Section 3.17(a)
Escrow	Section 6.1(b)
Escrow Agent	Section 6.1(b)
Escrow Agreement	Section 6.1(b)
Escrow Amount	Section 6.1(b)
Estimated Remaining Remedial Costs	Section 6.1(b)
Excess Dissenting Share Payments	Section 2.7(c)
Exhibits	Section 1.4
Existing Benefit Plans	Section 6.7(a)
Final Net Working Capital	Section 2.11(c)
Final Option Payment	Section 2.11(e)
Final Purchase Price	Section 2.11(e)
Financial Statements	Section 3.5(a)
Global Supply Agreement	Section 2.9(b)(ii)

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Guaranteed Obligations	Section 12.1
Hazardous Materials	Section 3.17(a)
Implementation Plan	Section 6.4(c)
Indemnified Party	Section 10.6(a)
Indemnifying Party	Section 10.6(a)
Insurance Policies	Section 3.18
Interim Balance Sheet	Section 3.5(a)
Interim Financials	Section 3.5(a)
Knowledge of Parent and/or Merger Sub	Section 1.5
Knowledge of the Company	Section 1.5
Knowledge of Presstek	Section 1.5
Landlord Approval	Section 6.14(a)
Lease Assignment	Section 6.14(a)
Material Contracts	Section 3.16(b)
Merger Sub	Preamble
Merger Sub Stock	Section 2.4(b)
Merger	Recitals
Nomir License Agreement	Section 2.9(b)(vi)
Non-Competition Agreement	Section 2.9(b)(iv)
Notice	Section 6.16(a)
Noveon Purchase Order	Section 2.9(b)(viii)
Officer’s Certificate	Section 10.2(a)
Option Closing Payment	Section 2.5(b)
Overlap Period	Section 9.1(a)
Parent	Preamble
Parent Closing Statement	Section 2.11(c)
Parent Guarantor	Preamble
Parent Indemnified Parties	Section 10.2
Parent Taxes	Section 9.4(b)
Per Share Merger Consideration	Section 2.4(a)
Permits	Section 3.8
Post-Closing Tax Liability	Section 9.4(a)
Pre-Closing Covenant	Section 10.1(a)
Pre-Closing Period	Section 9.1(a)
Preliminary Adjustment	Section 2.11(a)
Preliminary Statement	Section 2.11(a)
Preliminary WC	Section 2.11(a)
Presstek	Preamble
Qualifying Loss	Section 10.4(a)
Real Property Leases	Section 3.19
Release of Claims	Section 2.9(b)(vii)
Return	Section 3.13(a)
Share(s)	Recitals
Share Closing Payment	Section 2.6(a)
Shareholder Approval	Section 6.16(a)
SLIC Purchase Order	Section 2.9(b)(ix)

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Specified Representations	Section 10.1(a)
Sublease Agreement	Section 614(c)
Survival Date	Section 10.1(a)
Surviving Corporation	Section 2.1(b)
Target	Section 2.11(a)
Tax Package	Section 9.1(b)
Third-Party Claim	Section 10.7(a)
Threshold Amount	Section 10.4(a)
Transfer Taxes	Section 6.10
Transition Services Agreement	Section 2.9(b)(iii)
Year-End Financials	Section 3.5(a)

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ANNEX B

SAMPLE CALCULATION OF WORKING CAPITAL

BaaN Trial Balance Account #		$ in thousands	Balance at 10.03.09	Notes
114000	Accounts Receivable (net)	3378.7
	Less: Property Taxes Receivable	-20.0
	Adjusted Receivable		3358.7
115050	Inventory (Gross)	6365.9
115950	Less: Capitalized Variances	230.8
	Presstek Product
	- Legacy	1942.8		Includes WIP of $5.5K and Raw Material of $249.7K
	- SLIC	77.6		Includes WIP of $39.9K and Raw Material of $8.0K
116100	- Excess Obsolete Reserve Adjusted Inventory	429.9	3684.8	Excludes all provisions and reserves
117200	Other Current Assets (Prepaids)		197.6
212000	Accounts Payable		-1127.0
213000	Accrued Payroll and Benefits		-402.0
215700	Accrued other	-59.8
	Less: Accrued Property Taxes	21.0
	Adjusted Accrued Other		-38.8	Comprised of $38,000 for accrued Accounts Payable (outstanding invoices, not under Purchase Orders)
	Net Working Capital		5673.30

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